
                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                             PATTERSON ENERGY, INC.

                       PATTERSON ONSHORE DRILLING COMPANY

                                      AND

                       ROBERTSON ONSHORE DRILLING COMPANY
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                               TABLE OF CONTENTS

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ARTICLE I

THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -1-
         SECTION 1.1  The Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -1-
         SECTION 1.2  Effective Time  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -2-
         SECTION 1.3  Effects of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -2-
         SECTION 1.4  Articles of Incorporation, Bylaws and Directors . . . . . . . . . . . . . . . . . . . . . . . . -2-
         SECTION 1.5  Conversion of Securities; Merger Consideration  . . . . . . . . . . . . . . . . . . . . . . . . -2-
         SECTION 1.6  No Fractional Securities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -3-
         SECTION 1.7  No Further Ownership Rights in Robertson Common Stock . . . . . . . . . . . . . . . . . . . . . -3-
         SECTION 1.8  Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -3-
         SECTION 1.9  Voting Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -3-
         SECTION 1.10 Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -4-

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF PEC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -4-
         SECTION 2.1  Organization, Standing and Power  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -4-
         SECTION 2.2  Authority; Non-Contravention  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -4-
         SECTION 2.3  Capital Structure.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -5-
         SECTION 2.4  SEC Documents.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -5-
         SECTION 2.5  Environmental Matters.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -6-
         SECTION 2.6  Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -7-
         SECTION 2.7  Brokers.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -8-

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF ROBERTSON . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -8-
         SECTION 3.1  Organization, Standing and Power  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -8-
         SECTION 3.2  Capital Structure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -8-
         SECTION 3.3  Ownership of Robertson Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -8-
         SECTION 3.4  Authority; Non-Contravention  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -9-
         SECTION 3.5  Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -9-
         SECTION 3.6  Absence of Material Adverse Change  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -10-
         SECTION 3.7  Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -10-
         SECTION 3.8  Real and Personal Property; Title Thereto . . . . . . . . . . . . . . . . . . . . . . . . . .  -11-
         SECTION 3.9  Accounts Receivable . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -11-
         SECTION 3.10  Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -11-
         SECTION 3.11  Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -11-
         SECTION 3.12  Contracts and Other Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -11-
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                                      -i-
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
         SECTION 3.13  Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -12-
         SECTION 3.14  Transactions with Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -12-
         SECTION 3.15  Employee Benefit Plans; Employment Agreements  . . . . . . . . . . . . . . . . . . . . . . .  -12-
         SECTION 3.16  Labor Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -12-
         SECTION 3.17  Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -13-
         SECTION 3.18  Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -14-
         SECTION 3.19  Governmental Licenses and Permits; Compliance with Law . . . . . . . . . . . . . . . . . . .  -14-
         SECTION 3.20  Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -14-
         SECTION 3.21  Bank Accounts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -14-
         SECTION 3.22  Distributions to Stockholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -14-
         SECTION 3.23  Workers' Compensation Claims . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -15-
         SECTION 3.24  Employee Bonuses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -15-
         SECTION 3.25  Robertson Shareholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -15-

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING PODC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -15-
         SECTION 4.1  Organization and Standing.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -15-
         SECTION 4.2  Capital Structure.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -15-
         SECTION 4.3  Authority; Non-Contravention  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -15-

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -16-
         SECTION 5.1  Conduct of Business Pending the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . .  -16-
         SECTION 5.2  No Solicitation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -18-

ARTICLE VI

ADDITIONAL AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -18-
         SECTION 6.1  Fees and Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -18-
         SECTION 6.2  Reasonable Efforts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -18-
         SECTION 6.3  Public Announcements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -19-
         SECTION 6.4  Robertson Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -19-
         SECTION 6.5  Certain Tax Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -20-
         SECTION 6.6  Robertson Shareholder Approval  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -21-
         SECTION 6.7  Access to Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -21-
         SECTION 6.8  Filing of Registration Statement on Form S-3. . . . . . . . . . . . . . . . . . . . . . . . .  -21-
         SECTION 6.9  Nasdaq National Market. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -21-
         SECTION 6.10  Insurance Rebate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -21-
         SECTION 6.11  Payment of Robertson Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -21-
         SECTION 6.12  Condition of Robertson Equipment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -22-
         SECTION 6.13  Payment of Jefferies & Company, Inc. Transaction Fee . . . . . . . . . . . . . . . . . . . .  -22-





                                      -ii-
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
         SECTION 6.14  Discharge of Obligation under Stay Bonus and Salary Contingency Plan of Robertson  . . . . .  -22-
         SECTION 6.15  Robertson Business and Financial Records . . . . . . . . . . . . . . . . . . . . . . . . . .  -22-
         SECTION 6.16  Employee Benefits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -22-
         SECTION 6.17  Delivery of Daily Drilling Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -22-
         SECTION 6.18  Fourth Quarter 1997 Robertson Dividend . . . . . . . . . . . . . . . . . . . . . . . . . . .  -22-

ARTICLE VII

CONDITIONS PRECEDENT TO THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -23-
         SECTION 7.1  Conditions to Each Party's Obligation to Effect the Merger. . . . . . . . . . . . . . . . . .  -23-
         SECTION 7.2  Conditions to Obligation of Robertson to Effect the Merger  . . . . . . . . . . . . . . . . .  -23-
         SECTION 7.3  Conditions to Obligations of PEC and PODC to Effect the Merger  . . . . . . . . . . . . . . .  -25-

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -28-
         SECTION 8.1  Termination.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -28-
         SECTION 8.2  Effect of Termination.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -28-
         SECTION 8.3  Amendment.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -28-
         SECTION 8.4  Waiver. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -29-

ARTICLE IX

POST CLOSING COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -29-
         SECTION 9.1  Access to Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -29-

ARTICLE X

GENERAL PROVISIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -29-
         SECTION 10.1  Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -29-
         SECTION 10.2  Interpretation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -31-
         SECTION 10.3  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -31-
         SECTION 10.4  Entire Agreement; No Third-Party Beneficiaries . . . . . . . . . . . . . . . . . . . . . . .  -31-
         SECTION 10.5  Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -31-
         SECTION 10.6  Assignment.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -31-
         SECTION 10.7  Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -31-
         SECTION 10.8  Enforcement of This Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -31-
         SECTION 10.9  Jurisdiction and Venue . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -32-





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

SCHEDULE I                Shareholders of Robertson Onshore Drilling Company
EXHIBIT A                 Voting Agreement
EXHIBIT B                 Non-Competition Agreement of D.W. Robertson
EXHIBIT C                 Registration Rights Agreement
EXHIBIT D                 Form of Investment Representation Letter

                          AGREEMENT AND PLAN OF MERGER


                 AGREEMENT AND PLAN OF MERGER, dated as of January 20, 1998 (this "Agreement"), among PATTERSON ENERGY, INC., a Delaware corporation ("PEC"), PATTERSON ONSHORE DRILLING COMPANY, a Texas corporation and a wholly-owned indirect subsidiary of PEC ("PODC"), and ROBERTSON ONSHORE DRILLING COMPANY, a Texas corporation ("Robertson") (PODC and Robertson being hereinafter collectively referred to as the "Constituent Corporations").


                                  WITNESSETH:

                 WHEREAS, the respective Boards of Directors of PEC, PODC and Robertson have approved and declared fair to and advisable and in the best interests of their respective stockholders the merger of Robertson with and into PODC (the "Merger"), upon the terms and subject to the conditions set forth herein, whereby each issued and outstanding share of Common Stock, par value $1.00, of Robertson ("Robertson Common Stock") will be converted into the consideration set forth and provided for herein;

                 WHEREAS, for federal income tax purposes, it is intended that the Merger shall not qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and shall be treated as a taxable sale of the assets of Robertson to PODC in exchange for cash and PEC Shares (as defined below), if any, and PODC's assumption of Robertson's liabilities followed by the distribution of the cash and PEC Shares, if any, to the shareholders of Robertson in complete liquidation of Robertson;

                 WHEREAS, it is intended that the Merger shall be recorded for accounting purposes as a purchase; and

                 WHEREAS, PEC, PODC and Robertson desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

                 NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

                 SECTION 1.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the Texas Business Corporation Act ("TBCA"), Robertson shall be merged with and into PODC at the Effective Time (as hereinafter defined). Following the Merger, the separate corporate existence of Robertson shall cease and PODC shall continue as the surviving corporation (the "Surviving Corporation") under the name "Patterson Onshore Drilling Company," d/b/a "Patterson Drilling Company," and shall succeed to and assume all the rights and obligations of Robertson in accordance with the TBCA.

                 SECTION 1.2 Effective Time. The Merger shall become effective when the Certificate of Merger (the "Certificate of Merger"), executed in accordance with the relevant provisions of the TBCA, is filed with the Secretary of State of the State of Texas. When used in this Agreement, the term "Effective Time" shall mean the later of the date and time at which the Certificate of Merger is accepted for record. The filing of the Certificate of Merger shall be made as soon as practicable after the satisfaction or waiver of the conditions to the Merger set forth herein.

                 SECTION 1.3 Effects of the Merger. The Merger shall have the effects set forth in Section 5.06 of the TBCA.

                 SECTION 1.4 Articles of Incorporation, Bylaws and Directors. The Articles of Incorporation and Bylaws of PODC, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law. The directors of PODC at the Effective Time shall be the directors of the Surviving Corporation until their respective successors have been duly elected or appointed in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation or by applicable law.

                 SECTION 1.5 Conversion of Securities; Merger Consideration. As of the Effective Time, by virtue of the Merger and without any action on the part of any shareholder of Robertson, and subject to the provisions of Sections
1.6 hereof, the shares of Robertson Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive a total of $40 million, plus an amount payable in cash equal to 42% of the taxable income of Robertson for the period from January 1, 1998, to the close of business on the last day immediately preceding the date of Closing (as defined below), with taxable income for that period to be determined in accordance with accrual tax basis accounting, consistent with past practice. The $40 million shall be payable, at the sole discretion of PEC and PODC, into the right to receive either (i) $40 million in cash ("Cash Only"), or (ii) up to $10 million in shares of PEC Common Stock ("PEC Shares") and the remainder of the $40 million in cash ("Cash"), with the number of PEC Shares issuable in this case equal to the quotient of the dollar amount (up to $10 million) specified by PEC and PODC to be paid in PEC Shares divided by the Average Price (as defined below). The PEC

Shares and Cash or the Cash Only, as the case may be, are referred to herein as the "Merger Consideration." For purposes of this Agreement, (a) "Average Price" means the average of the daily closing price of the PEC Common Stock (adjusted to reflect stock split referenced in Section 2.3 hereof) rounded to four decimal places, as reported under Nasdaq National Market Issues Reports in The Wall Street Journal for each of the first 15 consecutive Trading Days in the period commencing 18 Trading Days prior to the date of the Closing, and (b) "Trading Day" means a day on which the Nasdaq National Market is open for trading. All such shares of Robertson Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and each holder of a certificate representing shares of Robertson Common Stock (the "Certificate") shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any cash, without interest, in lieu of fractional shares to be issued or paid in consideration therefor in accordance with Section 1.6.

                 SECTION 1.6 No Fractional Securities. In the event the Merger Consideration consists of Cash and PEC Shares, no certificates representing fractional shares of PEC Common Stock shall be issued. In lieu of any such fractional securities, each holder of shares of Robertson Common Stock who would otherwise have been entitled to receive a fraction of a share of PEC Common Stock shall receive cash (without interest) in an amount equal to the product of such fractional part of a share of PEC Common Stock multiplied by the Average Price.

                 SECTION 1.7 No Further Ownership Rights in Robertson Common Stock. All Merger Consideration issued and paid in accordance with the terms hereof (including cash paid pursuant to Sections 1.6) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of Robertson Common Stock.

                 SECTION 1.8 Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Corporations, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Constituent Corporations in the Merger, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of such Constituent Corporations, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation and otherwise to carry out the purposes of this Agreement.

                 SECTION 1.9 Voting Agreement. Simultaneously with the execution of this Agreement, each shareholder of Robertson who is listed on
Schedule I attached hereto shall enter into an agreement with PEC, substantially in form and substance as that set forth as Exhibit A attached hereto, in which he agrees to vote all shares of Robertson Common Stock which may be voted, or whose vote may be directed, by him in favor of the Merger at the meeting of shareholders at which the Merger shall be considered.

                 SECTION 1.10 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of PEC in Snyder, Texas at 10:00 a.m. local time, on the second business day after the day on which the last conditions set forth in Article VII hereof shall have been fulfilled or waived, or at such other time and place as PEC and Robertson shall agree.


                                   ARTICLE II

                     REPRESENTATIONS AND WARRANTIES OF PEC

                 PEC represents and warrants to Robertson as follows:

                 SECTION 2.1 Organization, Standing and Power. PEC (i) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted, and (ii) is in good standing in each jurisdiction where the character of its business owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not individually or in the aggregate, have a Material Adverse Effect on PEC. "Material Adverse Change" or "Material Adverse Effect" means, when used with respect to PEC or Robertson any change or effect that is or, so far as can reasonably be determined, is likely to be materially adverse to the assets, properties, condition (financial or otherwise), business or results of operations of PEC and its subsidiaries taken as a whole or Robertson, as the case may be.

                 SECTION 2.2 Authority; Non-Contravention. PEC has all requisite power and authority to enter into this Agreement and to consummate the Merger. The execution and delivery by PEC of this Agreement and the consummation by PEC of the Merger have been duly authorized by all necessary corporate action on the part of PEC. This Agreement has been duly executed and delivered by PEC and (assuming the valid authorization, execution and delivery of this Agreement by Robertson) constitutes a valid and binding obligation of PEC enforceable against PEC in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability relating to or affecting the enforcement of creditors' rights and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). The execution and delivery of this Agreement do not or will not, as the case may be, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of PEC under, any provision of (i) the Certificate of Incorporation or Bylaws of PEC, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to PEC, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to PEC or any of its properties or assets, other than, in the case of clauses (ii) or (iii), any such conflicts, violations, defaults, rig losses, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on PEC, materially impair the ability of PEC to perform its obligations hereunder or under the Registration Rights Agreement or prevent the consummation of any of the transactions contemplated hereby or thereby. No filing or registration with, or authorization, consent or approval of, any domestic (federal and state), foreign or supranational court, commission, governmental body, regulatory agency, authority or tribunal (a "Governmental Agency:) is required by or with respect to PEC in connection with the execution and delivery of this Agreement or is necessary for the consummation by PEC of the Merger, except for (i) in connection or in compliance, with the provisions of the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934 (the "Exchange Act"), (ii) such consents and approvals, orders, registrations, authorizations, declarations and filings as may be required under the "Blue Sky" laws of the State of Texas, (iii) such filings and approvals as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "Improvements Act"), and (iv) such other consents, orders, authorizations, registrations, declarations and filings, the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on PEC or materially impair the ability of PEC to perform its obligations hereunder or prevent the consummation of the transaction contemplated hereby.

                 SECTION 2.3 Capital Structure. As of the date hereof, the authorized capital stock of PEC consists of 50,000,000 shares of common stock, par value $0.01 per share ("PEC Common Stock") and 1,000,000 shares of preferred stock, par value $0.01 per share ("PEC Preferred Stock"). At the close of business on the day immediately preceding the date of this Agreement,
(i) 31,533,244 shares of PEC Common Stock (gives effect to a two-for-one stock split with a record date of January 9, 1998 and a distribution date of January 23, 1998) were validly issued and outstanding, fully paid and nonassessable and free of preemptive rights, and (ii) no shares of PEC Preferred Stock are issued and outstanding. The PEC Common Stock is designated as a national market security on an inter-dealer quotation system by the National Association of Securities Dealers, Inc. Any PEC Shares issued as a part of the Merger Consideration in accordance with this Agreement will be, when so issued, duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights.

                 SECTION 2.4 SEC Documents. PEC has filed all required documents with the Securities and Exchange Commission ("SEC") since January 1, 1996 (the "PEC/SEC Documents"). As of their respective dates, the PEC/SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and none of the PEC/SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of PEC included in the PEC/SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present the consolidated financial position of PEC and its consolidated subsidiaries) as at the dates thereof and the consolidated results of their operations and statements of cash flows for the periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein).

                 SECTION 2.5  Environmental Matters.

                 (a) Except to the extent that the inaccuracy of any of the following, individually or in the aggregate, would not have a Material Adverse Effect on PEC, to the knowledge of the executive officers of PEC:

                 (i) PEC and its subsidiaries hold, and are in compliance with and have been in compliance with for the last three years, all Environmental Permits, and are otherwise in substantial compliance and have been in substantial compliance for the last three years with, all applicable Environmental Laws and there is no condition that is reasonably likely to prevent or materially interfere prior to the date of Closing with compliance by PEC and its subsidiaries with Environmental Laws;

                 (ii) no modification, revocation, reissuance, alteration, transfer or amendment of any Environmental Permit, or any review by, or approval of, any third party of any Environmental Permit is required in connection with the execution or delivery of this Agreement or the consummation by PEC of the transactions contemplated hereby or the operation of the business of PEC or any of its subsidiaries on the date of the Closing;

                 (iii) neither PEC nor any of its subsidiaries, including PDC, has received any Environmental Claim, nor has any Environmental Claim been threatened against PEC or any of its subsidiaries;

                 (iv) neither PEC nor any of its subsidiaries has entered into, agreed to or is subject to any outstanding judgment, decree, order or consent arrangement with any governmental authority under any Environmental Laws, including without limitation those relating to compliance with any Environmental Laws or to the investigation, cleanup, remediation or removal of Hazardous Materials;

                 (v) there are no circumstances that are reasonably likely to give rise to liability under any agreements with any person pursuant to which PEC or any of its subsidiaries would be required to defend, indemnify, hold harmless, or otherwise be responsible for any violation by or other liability or expense of such person, or alleged violation by or other liability or expense of such person, arising out of any Environmental Law; and

                 (vi) there are no other circumstances or conditions that are reasonably likely to give rise to liability of PEC or any of its subsidiaries under any Environmental Laws.

                 (b) For purposes of this Agreement, the terms below shall have the following meanings:

                          "Environmental Claim" means any written complaint,
                 notice, claim, demand, action, suit or judicial, administrative or arbitral proceeding by any person to PEC or any of its subsidiaries (or, for purposes of Section 3.17, Robertson) asserting liability or potential liability (including without limitation, liability or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damage, personal injury, fines or penalties) arising out of, relating to, based on or resulting from (i) the presence, discharge, emission, release or threatened release of any Hazardous Materials at any location, (ii) circumstances forming the basis of any violation or alleged violation of any Environmental Laws or Environmental Permits, or (iii) otherwise relating to obligations or liabilities of PEC or any of its subsidiaries (or, for purposes of Section 3.17 Robertson) under any Environmental Law.

                          "Environmental Permits" means all permits, licenses,
                 registrations, exemptions and other governmental authorizations required under Environmental Laws for PEC or any of its subsidiaries (or, for purposes of Section 3.17, Robertson) to conduct its operations as presently conducted.

                          "Environmental Laws" means all applicable foreign,
                 federal, state and local statutes, rules, regulations, ordinances, orders, decrees and common law relating in any manner to pollution or protection of the environment, to the extent and in the form that such exist at the date hereof.

                          "Hazardous Materials" means all hazardous or toxic
                 substances, wastes, materials or chemicals, petroleum (including crude oil or any fraction thereof) and petroleum products, asbestos and asbestos-containing materials, pollutants, contaminants and all other materials and substances, including but not limited to radioactive materials, regulated pursuant to any Environmental Laws.

                 SECTION 2.6 Litigation. There is no suit, action, investigation or proceeding pending or, to the knowledge of the executive officers of PEC, threatened against PEC or any of its subsidiaries at law or in equity before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind, that would impair the ability of PEC to perform its obligations hereunder or to consummate the transactions contemplated hereby, and there is no judgment, decree, injunction, rule or order of any court, governmental department, commission, board, bureau, agency, instrumentality or arbitrator to which PEC or any of its subsidiaries is subject that would impair the ability of PEC to perform its obligations hereunder or to consummate the transactions contemplated hereby.

                 SECTION 2.7 Brokers. No broker, investment banker or other person is entitled to any broker's, finder's or similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of PEC.

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF ROBERTSON

                 Robertson represents and warrants to PEC and PODC as follows:

                 SECTION 3.1 Organization, Standing and Power. Robertson is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas and has the requisite corporate power and authority to carry on its business as now being conducted. Robertson is duly qualified to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary. Except as set forth on the disclosure schedule of Robertson dated as of the date of this Agreement, previously delivered to PEC (the "Robertson Disclosure Schedule"), Robertson has no subsidiaries.

                 SECTION 3.2 Capital Structure. The authorized capital stock of Robertson consists of 1,000,000 shares of Robertson Common Stock. At the close of business on the day immediately preceding the date of this Agreement,
(i) 164,264 shares of Robertson Common Stock were validly issued, fully paid and nonassessable and free of preemptive rights, and (ii) 4,000 shares of Robertson Common Stock were reserved for issuance upon the exercise of the then outstanding options for Robertson Common Stock (the "Robertson Stock Options"). Except for the Robertson Stock Options, there are no options, warrants, rights, commitments, agreements, arrangements or undertakings of any kind to which Robertson is a party or by which it is bound obligating Robertson to issue, additional shares of capital stock of the Company.

                 SECTION 3.3 Ownership of Robertson Common Stock. Section 3.3 of the Robertson Disclosure Schedule sets forth a true and correct list of the ownership of Robertson Common Stock by the stockholders of Robertson. Each of the stockholders of Robertson beneficially holds such Robertson Common Stock free and clear of any restrictions on transfer (other than restrictions under the Securities Act of 1933 and state securities laws), taxes, Liens (as defined below in this Section), options, warrants, purchase rights, contracts, commitments, equities, claims and demands. None of the stockholders of Robertson is a party to (i) any option, warrant, purchase right, or other contract or commitment that could require him to sell, transfer, or otherwise dispose of any Robertson Common Stock (other than pursuant to this Agreement) or (ii) any voting trust, proxy, or other agreement or understanding with respect to the Robertson Common Stock. For purposes of this Agreement "Liens" means liens, mortgages, pledges, security interests, encumbrances, claims or charges of any kind.

                 SECTION 3.4 Authority; Non-Contravention. Robertson has all requisite power and authority to enter into this Agreement and to consummate the Merger. This Agreement has been duly executed and delivered by Robertson and (assuming the valid authorization, execution and delivery of this Agreement by PEC and PODC) constitutes a valid and binding obligation of Robertson enforceable against it in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability relating to or affecting the enforcement of creditors' rights and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). The execution and delivery of this Agreement do not, and the consummation of the Merger and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice of lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any lien, security interest, charges or encumbrances upon any of the properties or assets of Robertson under, any provision of (i) the Articles of Incorporation or Bylaws of Robertson (true and complete copies of which as of the date hereof have been delivered to PEC), (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Robertson or
(iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Robertson or any of its respective properties or assets, other than, in the case of clauses (ii) or (iii), any such conflicts, violations, defaults, rights, liens, losses, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on Robertson, materially impair the ability of Robertson to perform its obligations hereunder or prevent the consummation of the Merger. Except as set forth on Section 3.4 of the Robertson Disclosure Schedule or such filings and approvals as may be required under the Improvements Act, no filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to Robertson in connection with the execution and delivery of this Agreement by Robertson or is necessary for the consummation by Robertson of the Merger or any other transaction contemplated by this Agreement.

                 SECTION 3.5 Financial Statements. Included in Section 3.5 of the Robertson Disclosure Schedule are the following unaudited financial statements (collectively, the "Robertson Financial Statements") of Robertson;
(i) balance sheets as of December 31, 1996 and November 30, 1997; and (ii) statements of income and statements of cash flows for (x) each of the four years in the period ended December 31, 1996, and (y) the 11-month period ended November 30, 1997.

                 Except as may be set forth in Section 3.5 of the Robertson Disclosure Schedule, the Robertson Financial Statements (a) are complete and correct in all material respects, (b) have been prepared in conformity with accrual tax basis accounting consistently applied, and (c) present fairly the financial condition of Robertson at the dates presented and the results of operations of Robertson for the periods covered. There does not, and there will not be at Closing, exist any fact, event, condition or claim known to Robertson which would cause a Material Adverse Change in the Robertson Financial Statements as presented other than as set forth therein.

                 SECTION 3.6 Absence of Material Adverse Change. Except as otherwise set forth in Section 3.6 of the Robertson Disclosure Schedule, there has not been any Material Adverse Change with respect to Robertson since November 30, 1997.

                 SECTION 3.7  Taxes.  Except as otherwise set forth in Section
3.7 of the Robertson Disclosure Schedule: (i) all Tax Returns required to be filed by Robertson have been filed or extensions have been validly obtained;
(ii) Tax Returns referred to in clause (i) are true and correct in all material respects and have been completed in all material respects in accordance with applicable law; (iii) all Taxes shown to be due on the Tax Returns referred to in clause (i) have been timely paid or extensions have been duly obtained or such taxes have been adequately provided for on Robertson's balance sheet or are being timely and properly contested; (iv) Robertson has not waived any statute of limitations in respect of Taxes of Robertson; (v) the Tax Returns referred to in clause (i) have been examined by the Internal Revenue Service or the appropriate state taxing authority or the period for assessment of the Taxes in respect of such Tax Returns were required to be filed has expired;
(vi) no issues that have been raised in writing by the relevant taxing authority in connection with the examination of the Tax Returns referred to in clause (i) are currently pending; (vii) all deficiencies asserted or assessments made as a result of any examination of the Tax Returns referred to in clause (i) by a taxing authority have been paid in full or adequately provided for on Robertson's balance sheet or are being timely and properly contested; (viii) Robertson has made available to PEC correct and complete copies of all federal and state income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Robertson; Robertson duly elected on September 18, 1986, to be treated as an S corporation pursuant to Section 1362(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the corresponding provisions of the laws of the State of Texas, if any, and is now and has been at all times since September 18, 1986, the date of its incorporation, an S corporation, and no taxing authority has challenged the effectiveness of such election (x) approval of Robertson's election to be treated as an S corporation has been received from the Internal Revenue Service and such approval has been recognized by the State of Texas; (xi) no event has or will occur before the Closing Date to have caused Robertson's election to be treated as an S corporation to be terminated in any manner; and (xii) Robertson shall not be subject to a tax on built-in gains under Section 1374 of the Code as a result of the Merger. For purposes of this Agreement, (a) "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or added minimum, ad valorem, transfer, severance or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any governmental authority, and (b) "Tax Return" means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

                 SECTION 3.8 Real and Personal Property; Title Thereto. Set forth in Section 3.8 of the Robertson Disclosure Schedule is a complete and accurate schedule of (a) all real and personal property owned by the Company having an individual fair market value in excess of $15,000, including, but not limited to, all drilling rigs, related equipment and rolling stock, and (b) any real or personal property held by Robertson under lease. Except as set forth in Section 3.8 of the Robertson Disclosure Schedule, Robertson has good and, with respect to real property, indefeasible title to all of such real property and personal property, subject to no Liens except for (i) Liens for taxes not yet delinquent or the validity of which is being contested in good faith, and
(ii) any Liens arising by operation of law securing obligations not yet overdue. Any real or personal property held by Robertson under lease are held under valid and enforceable leases which will continue in full force and effect immediately after the Closing Date; Robertson is not in default with respect to any such lease.

                 SECTION 3.9 Accounts Receivable. Set forth in Section 3.9 of the Robertson Disclosure Schedule is a complete and accurate schedule of the accounts receivable of Robertson as of November 30, 1997, as reflected in the balance sheet as of that date included in the Robertson Financial Statements, together with an accurate aging of those accounts. To the best knowledge of Robertson, except as may be set forth in Section 3.9 of the Robertson Disclosure Schedule, the accounts described in Section 3.9 have been collected in full, or are collectible at their full amounts.

                 SECTION 3.10 Liabilities. There are no liabilities of Robertson of any kind, whether contingent or fixed, other than (i) liabilities disclosed or provided for in the balance sheet of Robertson as of November 30, 1997, included in the Robertson Financial Statements or disclosed in Section
3.10 of the Robertson Disclosure Schedule, or (ii) liabilities incurred in the ordinary course of business since November 30, 1997, none of which, either individually or in the aggregate, may be reasonably expected to be materially adverse to the business, assets, condition (financial or otherwise) or results of operations of Robertson.

                 SECTION 3.11 Insurance. Set forth in Section 3.11 of the Robertson Disclosure Schedule is an accurate and complete list and brief description of all policies of fire and extended coverage, liability, worker compensation and other forms of similar insurance or indemnity bonds held by Robertson. Robertson is not in default in any material respect with respect to any provisions of any such policy or indemnity bond and has not failed to give any notice or present any claim thereunder in due and timely fashion, which failure would materially adversely affect the condition (financial or otherwise), results of operations, assets, liabilities or business of Robertson.

                 SECTION 3.12 Contracts and Other Agreements. Except as disclosed on Section 3.12 of the Robertson Disclosure Schedule, the Company is not a party to or bound by any written or oral (i) employment, agency, consulting or similar contract which cannot be terminated upon 30 days' notice without liability to Robertson; (ii) lease, whether as lessor or lessee, with respect to any real or personal property; (iii) contract or commitment involving more than $25,000 a year; (iv) credit agreements; (v) guarantee, suretyship, indemnification or contribution agreement; or (vi) other contracts not made in the ordinary course of business.

                 SECTION 3.13 Records. The stock record books and minute books of Robertson are complete and correct in all material respects, and record all transactions required to be set forth concerning all proceedings, consents, actions and meetings of the shareholders and the Board of Directors of Robertson.

                 SECTION 3.14 Transactions with Affiliates. Except as otherwise set forth in 3.14 of the Robertson Disclosure Schedule, no Affiliate (as hereinafter defined) has any direct or indirect interest in or owns directly or indirectly any asset or right owned by or used in the conduct of the business of Robertson or is party to any contract, lease, agreement, arrangement or commitment used in such business.

                 "Affiliate" as used in this Section 3.14 means a person which directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under, control with Robertson. For purposes of this definition, the officers, directors and shareholders of Robertson shall be deemed Affiliates.

                 SECTION 3.15 Employee Benefit Plans; Employment Agreements. With respect to all the employee benefit plans, programs and arrangements of Robertson, including, but not limited to, the Robertson Onshore Drilling Company 401(k) Employees' Retirement Plan (the "Robertson Retirement Plan") and related trust maintained for the benefit of any current or former employee, officer or director of Robertson (collectively, the "Robertson Plans"), except as would not, individually or in the aggregate, have a Material Adverse Effect on Robertson: (i) none of the Robertson Plans is a multi-employer plan within the meaning of ERISA; (ii) none of the Robertson Plans promises or provides retiree medical or life insurance benefits to any person, except as otherwise required by law; (iii) each Robertson Plan intended to be qualified under
Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service that it is so qualified and nothing has occurred since the date of such letter that could reasonably be expected to affect the qualified status of such Robertson Plan; (iv) each Robertson Plan has been operated in all respects in accordance with its terms and the requirements of applicable law; and (v) Robertson has not incurred any direct or indirect liability under, arising out of or by operation of Title IV of ERISA in connection with the termination of, or withdrawal from, any Robertson Plan or other retirement plan or arrangement, and no fact or event exists that could reasonably be expected to give rise to any such liability. The aggregate accumulated benefit obligations of any Robertson Plan subject to Title IV of ERISA do not exceed the fair market value of the assets of such Robertson Plan. Except as set forth in Section 3.15 of the Robertson Disclosure Schedule, Robertson has no Robertson Plans or any employment or severance agreements with any of its employees.

                 SECTION 3.16 Labor Matters. (i) Robertson is not a party to any collective bargaining agreement or other material contract or agreement with any labor organization or other representative of employees nor is any such contract being negotiated; (ii) there is no material unfair labor practice charge or complaint pending nor, to the knowledge of Robertson, threatened, with regard to employees of Robertson; (iii) there is no labor strike, material slowdown, material work stoppage or other material labor controversy in effect, or, to the knowledge of Robertson, threatened against Robertson; (iv) as of the date hereof, no representation question exists, nor to the knowledge of any of the Robertson are there any campaigns being conducted to solicit cards from the employees of Robertson to authorize representation by a labor organization; (v) Robertson is not party to, or is not otherwise bound by, any consent decree with any governmental authority relating to employees or employment practices of Robertson; (vi) Robertson has not incurred any liability under, and has complied in all respects with, the Worker Adjustment Retraining Notification Act, and no fact or event exists that could give rise to liability under such Act; and (vii) except as disclosed in Section 3.16 of the Robertson Disclosure Schedule, Robertson is in compliance with all applicable agreements, contracts and policies relating to employment, employment practices, wages, hours and terms and conditions of employment of the employees, except where the failure to be in compliance with each such agreement, contract and policy would not, either singly or in the aggregate, have a Material Adverse Effect on Robertson.

                 SECTION 3.17  Environmental Matters.

                 (a) Except to the extent that the inaccuracy of any of the following, individually or in the aggregate, would not have a Material Adverse Effect on Robertson, to the knowledge of Robertson:

                 (i) Robertson holds, and is in compliance with and has been in compliance with for the last three years, all Environmental Permits, and is otherwise in substantial compliance and has been in substantial compliance for the last three years with, all applicable Environmental Laws and there is no condition that is reasonably likely to prevent or materially interfere prior to the Effective Time with compliance by Robertson with Environmental Laws;

                 (ii) no modification, revocation, reissuance, alteration, transfer or amendment of any Environmental Permit, or any review by, or approval of, any third party of any Environmental Permit is required in connection with the execution or delivery of this Agreement or the consummation by Robertson of the transactions contemplated hereby or the operation of the business of Robertson on the date of the Closing;

                 (iii) Robertson has not received any Environmental Claim, nor has any Environmental Claim been threatened against Robertson;

                 (iv) Robertson has not entered into, agreed to or is not subject to any outstanding judgment, decree, order or consent arrangement with any governmental authority under any Environmental Laws, including without limitation those relating to compliance with any Environmental Laws or to the investigation, cleanup, remediation or removal of Hazardous Materials;

                 (v) there are no circumstances that are reasonably likely to give rise to liability under any agreements with any person pursuant to which Robertson would be required to defend, indemnify, hold harmless, or otherwise be responsible for any violation by or other liability or expense of such person, or alleged violation by or other liability or expense of such person, arising out of any Environmental Law; and

                 (vi) there are no other circumstances or conditions that are reasonably likely to give rise to liability of Robertson under any Environmental Laws.

                 SECTION 3.18 Litigation. Except as set forth in Section 3.18 of the Robertson Disclosure Schedule, there is no suit, action, investigation or proceeding pending or, to the knowledge of Robertson, threatened against Robertson at law or in equity before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind, that would have a Material Adverse Effect on Robertson or, with respect to such matters that are pending or threatened as of the date hereof, materially impair the ability of Robertson to perform its obligations hereunder or to consummate the Merger, and there is no judgment, decree, injunction, rule or order of any court, governmental department, commission, board, bureau, agency, instrumentality or arbitrator to which Robertson is subject that would have a Material Adverse Effect on Robertson or, with respect to such items that are outstanding and applicable as of the date hereof, materially impair the ability of Robertson to perform its obligations hereunder or to consummate the Merger.

                 SECTION 3.19 Governmental Licenses and Permits; Compliance with Law. Robertson has not received notice of any revocation or modification of any federal, state, local or foreign governmental license, certification, tariff, permit, authorization or approval, the revocation or modification of which would have a Material Adverse Effect on Robertson. The conduct of the business of Robertson complies with all statutes, laws, regulations, ordinances, rules, judgments, orders, decrees or arbitration awards applicable thereto, except for violations or failures to comply, if any, that, individually or in the aggregate, would not have a Material Adverse Effect on Robertson.

                 SECTION 3.20 Brokers. Except as set forth in Section 3.20 of the Robertson Disclosure Schedule, no broker, investment banker or other person is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Robertson.

                 SECTION 3.21 Bank Accounts. A complete list of each bank account maintained by Robertson, including safe deposit boxes maintained by Robertson, the account balances and the names of the persons authorized to draw down upon or have access thereto is set forth in Section 3.21 of the Robertson Disclosure Schedule.

                 SECTION 3.22 Distributions to Stockholders of Robertson. Except as set forth in Section 3.22 of the Robertson Disclosure Schedule, Robertson, since November 30, 1997, has not declared, set aside or paid any dividends on, or made any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise made any payments to any of the stockholders of Robertson.

                 SECTION 3.23 Workers' Compensation Claims. Except as set forth in Section 3.23 of the Robertson Disclosure Schedule, there are no workers' compensation claims pending or, to the knowledge of Robertson, threatened against Robertson.

                 SECTION 3.24  Employee Bonuses.  Except as set forth in
Section 3.24 of the Robertson Disclosure Schedule, Robertson has paid no bonuses to employees during calendar 1997.

                 SECTION 3.25 Robertson Shareholders. Schedule I attached hereto sets forth a true and complete list of the holders of all outstanding shares of Robertson Common Stock.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES REGARDING PODC

                 PEC and PODC jointly and severally represent and warrant to Robertson as follows:

                 SECTION 4.1 Organization and Standing. PODC is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas. PODC was organized solely for the purpose of acquiring Robertson and engaging in the transactions contemplated by this Agreement and has not engaged in any business since it was incorporated which is not in connection with the Merger and this Agreement.

                 SECTION 4.2 Capital Structure. The authorized capital stock of PODC consists of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding, fully paid and nonassessable and are owned by Patterson Drilling Company ("PDC"), a wholly-owned direct subsidiary of PEC, free and clear of all liens, claims and encumbrances.

                 SECTION 4.3 Authority; Non-Contravention. PODC has all requisite power and authority to enter into this Agreement and to consummate the Merger and other transactions contemplated hereby. The execution and delivery of this Agreement by PODC, the performance by PODC of its obligations hereunder and the consummation by of the transactions contemplated hereby have been duly authorized by its Board of Directors and PDC as its sole stockholder, and, except for the corporate filings required by state law, no other corporate proceedings on the part of PODC are necessary to authorize this Agreement and the Merger and the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by PODC and (assuming the due authorization, execution and delivery of this Agreement by PODC) constitutes a valid and binding obligation of PODC enforceable against PODC in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability relating to or affecting the enforcement of creditors' rights and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice of lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any lien, security interest, charges or encumbrances upon any of the properties or assets of PODC under, any provision of (i) the Articles of Incorporation or Bylaws of PODC (true and complete copies of which as of the date hereof have been delivered to Robertson) of PODC, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to PODC, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to PODC or any of its properties or assets, other than, in the case of clauses (ii) or (iii), any such conflicts, violations, defaults, rights, losses, liens, security interests, charges or encumbrances that individually or in the aggregate, would not have a Material Adverse Effect on PODC, materially impair the ability of PODC to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.



                                   ARTICLE V

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

                 SECTION 5.1  Conduct of Business Pending the Merger.

                 (a) Actions. During the period from the date of this Agreement through the Effective Time, unless PEC consents thereto in writing (which consent will not be unreasonably withheld), Robertson shall, in all material respects, carry on its business in the ordinary course and consistent with past practice and, to the extent consistent therewith and with the terms of this Agreement, use all reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, prior to the Effective Time, except as otherwise expressly contemplated by this Agreement (including, but not limited to, Section 5.1 of the Robertson Disclosure Schedule), Robertson shall not, without the prior written consent PEC:

                 (i) (x) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its shareholders in their capacity as such, except as permitted by Section
         6.18 of this Agreement; (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (z) purchase, redeem or otherwise acquire any shares of capital stock of its or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

                 (ii) issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or grant any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or equity equivalent (other than the issuance of Robertson Common Stock during the period from the date of this Agreement through the Effective Time upon the exercise of Robertson Stock Options outstanding as of the date of this Agreement in accordance with their current terms);

                 (iii) amend its Articles of Incorporation or amend in any material respects its Bylaws;

                 (iv) acquire, merge or consolidate with, or purchase a portion of the assets of or equity in, any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, in each case that involves a transaction exceeding $25,000 in the aggregate, or commence any proceedings with respect thereto, or engage in any negotiations with any person or entity concerning any such transaction;

                 (v) except in the ordinary course of business, sell, lease or otherwise dispose of or agree to sell, lease or otherwise dispose of any of its assets that is material, individually or in the aggregate;

                 (vi) make any capital expenditures, except in the ordinary course of business and as otherwise set forth on Section 5.1 of the Robertson Disclosure Schedule;

                 (vii) (A) pay, discharge, or satisfy any material claims, liabilities, or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except for the payment, discharge or satisfaction of its liabilities or its obligations in the ordinary course of business or in accordance with their terms as in effect on the date hereof; (B) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization; (C) enter into any collective bargaining agreement, successor collective bargaining agreement or amended collective bargaining agreement; (D) change any accounting principle used by it, except for such changes required to be implemented prior to the Effective Time pursuant to generally accepted accounting principles;
         (E) settle or compromise any litigation brought against it, other than settlements or compromises of any litigation where the amount paid in settlement or compromise (including without limitation the cost to it, as the case may be, of complying with any provision of such settlement or compromise other than cash payments) does not exceed $25,000, exclusive of amounts covered by insurance; (F) enter into any new or amend any existing drilling contract without the prior approval of A. Glenn Patterson, President and Chief Operating Officer of PEC, which consent will not be unreasonably withheld;

                 (viii) (A) enter into any new, or amend any existing, severance agreement or arrangement, deferred compensation arrangement or employment agreement with any officer, director or employee, except that, it may hire additional employees to the extent deemed by its management to be in its best interests; provided, that it may not enter into any employment or severance agreement or any deferred compensation arrangement with any such additional employees, (B) adopt any new, or amend any existing, incentive, retirement or welfare benefit arrangements, plans or programs for the benefit of current, former or retired employees (other than amendments required by law or to maintain the tax qualified status of such plans under the
         Code), or (C) grant any increases in employee compensation, other than in the ordinary course or pursuant to promotions, in each case consistent with past practice (which shall include normal individual periodic performance reviews and related compensation and benefit increases);

                 (ix) (y) incur any indebtedness for borrowed money or guarantee any such indebtedness in excess of $25,000 or issue or sell any debt securities or guarantee any debt securities of others or (z) make any loans, advances or capital contributions to, or investments in, any other person, other than PEC; or

                 (x) authorize or enter into any agreement to do any of the foregoing.

                 (b) Advice of Changes. Robertson shall promptly advise PEC orally and in writing of any change or event which would have a Material Adverse Effect on Robertson or would prohibit the Merger or the other transactions contemplated hereby.

                 SECTION 5.2 No Solicitation. From and after the date hereof, Robertson will not, and will cause its officers, directors, employees, agents and other representatives not to, directly or indirectly, solicit or initiate any offer for Robertson, or for the contract drilling operations of Robertson, and not to solicit or initiate, directly or indirectly, discussions, negotiations, considerations or inquiries concerning an offer for Robertson, from any person, or engage in discussions or negotiations relating thereto, or provide to any other person any information or data relating to Robertson or the contract drilling operations of Robertson for the purpose of, or have any substantive discussions with any person relating to, or otherwise cooperate with or assist or participate in, or facilitate, any offer or any inquiry or proposal which would reasonably be expected to lead to any effort or attempt by any person to effect an offer, or agree to endorse any such inquiry or offer.


                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

                 SECTION 6.1 Fees and Expenses. All costs and expenses incurred by PEC or PODC in connection with this Agreement and the transactions contemplated hereby shall be paid by PEC; such costs and expenses incurred by Robertson shall be paid by Robertson.

                 SECTION 6.2 Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement and the prompt satisfaction of the conditions hereto.

                 SECTION 6.3 Public Announcements. Before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, PEC, on the one hand, and Robertson, on the other, will consult with each other, and will undertake reasonable efforts to agree upon the terms of such press release, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or by obligations pursuant to any listing agreement with the Nasdaq National Market.

                 SECTION 6.4 Robertson Indemnification. After the Effective Time, the shareholders of Robertson set forth on Schedule I hereof (collectively, the "Indemnifying Shareholders") shall severally, but not jointly, indemnify and hold PEC and PODC harmless against and in respect of all actions, suits, demands, judgments, costs and expenses (including reasonably attorneys' fees of PEC or PODC), in excess of $250,000 in the aggregate ("Basket Amount"), but not to exceed $5 million in the aggregate ("Maximum Indemnification Limitation") relating to any misrepresentation, breach of any representation or warranty or non-fulfillment of any agreement on the part of Robertson under this Agreement; provided, however, that neither the Basket Amount nor the Maximum Indemnification Limitation shall be applicable in respect of any claim for indemnification relating to (a) any actions, suits, demands, etc. (including reasonable attorneys' fees), in excess of $10,000 in the aggregate, by, or in respect to, Melinda McClure and her employment with Robertson (the "McClure Claim"), or (b) any actions, suits, demands, etc. (including reasonable attorneys' fees), arising out of or based upon a fraudulent misrepresentation by Robertson in this Agreement, or (c) any claim for indemnification relating to unpaid or undisclosed federal income tax liabilities of Robertson. Any written notice of claim for indemnification shall be given to R.M. Brackbill, as representative of the Indemnifying Shareholders, by PEC or PODC within 30 days after it has knowledge of any misrepresentation or breach of warranty or non-fulfillment of any agreement on the part of the Indemnifying Shareholders, which may give rise to a claim for indemnification. The indemnification obligation provided for in this Section
6.4 shall terminate and be of no further force and effect after 12 months from the Effective Time, except (i) as to any representation or warranty as to which a written notice of claim for indemnification has been given to R.M. Brackbill, as representative of the Indemnifying Shareholders, prior to the expiration of such 12-month period; (ii) for a claim for indemnification for unpaid or undisclosed federal income tax liability of Robertson given to R.M. Brackbill, as representative of the Indemnifying Shareholders, prior to the expiration of the applicable period of limitations, and (iii) for any claim for indemnification based upon the McClure Claim or a fraudulent misrepresentation by Robertson in this Agreement. Except as provided in the last sentence of this Section 6.4, the indemnification obligation provided for in this Section
6.4 shall be shared by the respective Indemnifying Shareholders on a pro rata basis, based on the number of shares of Robertson Common Stock held by each such Indemnifying Shareholder on the Effective Time as compared to the total number of shares of Robertson Common Stock outstanding at the Effective Time ("Pro Rata Share"). No Indemnifying Shareholder shall be liable to PEC and PODC for more than his Pro Rata Share of any claim for indemnification made hereunder by PEC or PODC. Notwithstanding anything in this Section 6.4 to the contrary, the indemnification obligation of each of the Indemnifying Shareholders provided for herein, as it relates to Sections 1.9, 3.25, 6.5(b) and 6.11 hereof, is being made severally by each such Indemnifying Shareholder only with respect to himself and no other Indemnifying Shareholder, and, accordingly, no Indemnifying Shareholder will have any liability to PEC or PDC for indemnification under this Section 6.4 as it relates to Sections 1.9, 3.25,
6.5 or 6.11 unless such Indemnifying Shareholder has personally caused the breach of the representation or covenant contained in one or more of those Sections. The indemnification obligation of Indemnifying Shareholders liable to PEC or PODC for breach of Sections 1.9, 3.25, 6.5 and 6.11 shall be shared among such Indemnifying Shareholders on a pro rata basis based upon the number of shares of Robertson Common Stock held by each such Indemnifying Shareholder on the Effective Time as compared to the total number of shares held by all of such Indemnifying Shareholders on the Effective Time.

                 SECTION 6.5  Certain Tax Matters.

                 (a) The parties recognize and agree that the S election of Robertson shall be terminated under Section 1362(d)(2) of the Code on the Effective Time as a result of the Merger. The parties further agree that under
Section 1362(d)(2)(B), the termination will be effective on the Effective Time and that under Section 1362(e)(1)(A), the S short year return for 1998 will be for the period of January 1, 1998, through the Effective Time. Accordingly, the parties agree that (i) the Merger shall be treated for federal income tax purposes as a taxable sale of the assets of Robertson to PODC in exchange for cash and PEC Shares, if any, and PODC's assumption of Robertson's liabilities followed by the distribution of the PEC Shares and Cash or the Cash Only, as the case may be, to the shareholders of Robertson in complete liquidation of Robertson, and (ii) any gain or loss from the Merger shall be reportable in such S short year, and all income taxes incurred as a result of the Merger shall be timely paid by the Robertson shareholders.

                 (b) PEC, PODC, Robertson, and each of the Robertson shareholders, hereby agree that the allocation of the purchase price for (i) the drilling rigs and related equipment owned by Robertson at the Effective Time will be based on an appraisal thereof to be prepared by M.E.L. Valuations, Inc., Ben Wheeler, Texas, prior to Closing, and (ii) the other assets will be mutually agreed upon by PEC and Robertson on or prior to Closing. PEC, PODC and Robertson agree to file all tax returns, including Form 8594, on a basis consistent with such allocation and the shareholders of Robertson agree to reflect such allocation in the gain recognized in the S short-year return for 1998.

                 (c) The Indemnifying Shareholders shall be responsible for causing to be filed any amended tax returns of Robertson for taxable periods ending on or prior to the Effective Time which are required as a result of an examination or adjustments made by taxing authorities, and for causing to be paid by the parties responsible therefor when due any taxes resulting therefrom. Any such amended returns shall be furnished to PEC for approval (which approval shall not be unreasonably withheld), signature and filing at least ten (10) business days prior to the due date for the filing of such amended returns.

                 SECTION 6.6 Robertson Shareholder Approval. Robertson shall promptly call a meeting of its shareholders for the purposes of voting upon the Agreement and use its best efforts to obtain shareholder approval of the Merger.

                 SECTION 6.7  Access to Information.

                 (a) Robertson shall afford to PEC, and to PEC's accountants, counsel, financial advisers and other representatives, reasonable access and permit them to make such inspections as they may reasonably require during the period from the date of this Agreement through the date of Effective Time to all books, contracts, commitments and records relating to its operations and, during such period, Robertson shall furnish promptly to PEC (i) access to each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state laws and (ii) all other information concerning Robertson, its business, properties and personnel as PEC may reasonably request. Except as required by law, PEC will hold, and will cause its affiliates, associates and representatives to hold, any non-public information in confidence until such time as such information otherwise becomes publicly available and shall use its reasonable best efforts to ensure that such affiliates, associates and representatives do not disclose such information to others without the prior written consent of Robertson. In the event of termination of this Agreement for any reason, PEC shall promptly return or destroy all non-public documents so obtained from Robertson and any copies made of such documents for PEC. PEC shall not, and shall cause its affiliates, associates and representatives not to, use any non-public information regarding Robertson in any way detrimental to Robertson.

                 (b) No investigation pursuant to this Section 6.7 shall affect any representation or warranty in this Agreement of Robertson or any condition to the obligations of PEC.

                 SECTION 6.8 Filing of Registration Statement on Form S-3. In the event PEC Shares are issued as a part of the Merger Consideration, PEC agrees to file a Registration Statement on Form S-3 with the SEC on the Effective Time covering the distribution of the PEC Shares and further agrees to use its reasonable best efforts to cause such Registration Statement to become effective with the SEC, all as more fully provided in the Registration Rights Agreement attached hereto as Exhibit C.

                 SECTION 6.9 Nasdaq National Market. PEC shall use its reasonable best efforts to list on the Nasdaq National Market, upon official notice of issuance, any PEC Shares issued as a part of the Merger
Consideration.

                 SECTION 6.10 Insurance Rebate. Any Workman's Compensation premium rebate accrued for the year ended December 31, 1997, and any such rebate accrued for the period from January 1, 1998, through the Effective Time will remain an asset of Robertson.

                 SECTION 6.11 Payment of Robertson Taxes. All income taxes due with respect to taxable income of Robertson for fiscal year 1997 and for the period from January 1, 1998, to the Effective Time including with respect to the Merger, will be paid by Robertson shareholders, and all ad valorem and franchise taxes for calendar 1997 will have been paid by Robertson prior to Closing; all ad valorem and franchise taxes for calendar 1998 will be paid by the Surviving Corporation.

                 SECTION 6.12  Condition of Robertson Equipment.   PEC and PODC
agree to accept the drilling rigs and related equipment and rolling stock owned by Robertson and transferred to PODC as a part of the Merger on an "as is, where is" basis.

                 SECTION 6.13  Payment of Jefferies & Company, Inc. Transaction
Fee.   PEC agrees to pay to Jefferies & Company, Inc. ("Jefferies") at the
Effective Time a total of $362,500 otherwise due and payable at that time by Robertson under the terms of the letter agreement, dated July 7, 1997, between Robertson and Jefferies (the "Letter Agreement"); all other amounts remaining due and payable to Jefferies under the Letter Agreement will be paid by the Robertson shareholders to Jefferies at the Effective Time from the Merger Consideration.

                 SECTION 6.14 Discharge of Obligation under Stay Bonus and Salary Contingency Plan of Robertson. Any amounts payable under Robertson's Stay Bonus and Salary Contingency Plan, in the form previously delivered to Patterson, will be paid by the Surviving Corporation following the Effective Time in accordance with the terms of the Plan.

                 SECTION 6.15 Robertson Business and Financial Records. All business and financial records of Robertson shall remain the property of Robertson and transferred to PODC as a part of the Merger.

                 SECTION 6.16 Employee Benefits. All employee benefits plans and programs of Robertson ("Robertson Employee Plans") shall survive the Effective Time with the understanding that following the Effective Time, the Board of Directors of the Surviving Corporation will review the Robertson Employee Plans and determine the feasibility of maintaining the Robertson Employment Plans following the Merger. To the extent one or more of the various Robertson Employee Plans are terminated, employees of Robertson who continue as employees of the Surviving Corporation shall be provided with employee benefits under PEC plans and programs (including, but not limited to, stock option, life insurance, medical, profit sharing (including 401(k)), severance and salary continuation as fringe benefits).

                 SECTION 6.17 Delivery of Daily Drilling Reports. Commencing on the day following the date of this Agreement and continuing each day up to and including Closing, Robertson shall fax the daily drilling report for each of its drilling rigs to PEC (Attention: A. Glenn Patterson, President and Chief Operating Officer, Fax: (915) 573-0281) on a same-day basis and inform A. Glenn Patterson of any operational problems with any of the wells then in process of being drilled.

                 SECTION 6.18 Fourth Quarter 1997 Robertson Dividend. If not paid prior to the date of this Agreement, Robertson may pay a dividend to its shareholders in an amount not to exceed 42% of taxable income for the fourth calendar quarter of 1997, with taxable income to be determined in accordance with accrual tax basis accounting, consistently applied. No other dividends or distributions shall be paid or made by Robertson to its shareholders.


                                  ARTICLE VII

                       CONDITIONS PRECEDENT TO THE MERGER

                 SECTION 7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver (where permissible) at or prior to the date of Closing of each of the following conditions:

                 (a) Nasdaq National Market Listing. In the event the PEC Shares are to be issued as a part of the Merger Consideration, the PEC Shares shall have been authorized for listing on the Nasdaq National Market upon official notice of issuance.

                 (b) No Order. No Governmental Entity or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of prohibiting the Merger or any of the other transactions contemplated hereby; provided that, in the case of any such decree, injunction or other order, each of the parties shall have used reasonable best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as practicable any decree, injunction or other order that may be entered.

                 (c) Improvement Acts Waiting Period. The applicable waiting period under the Improvements Act shall have expired or been terminated.

                 SECTION 7.2 Conditions to Obligation of Robertson to Effect the Merger. The obligation of Robertson to effect the Merger shall be subject to the fulfillment at or prior to the Closing of the following additional conditions; provided that Robertson may waive any of such conditions in its sole discretion:

                 (a) Performance of Obligations; Representations and Warranties. PEC and PODC shall have performed in all material respects each of their agreements contained in this Agreement required to be performed on or prior to the Closing, each of the representations and warranties of PEC and PODC contained in this Agreement shall be true and correct on and as of the date of Closing as if made on and as of such date.

                 (b) Officers' Certificate. PEC and PODC shall have furnished to Robertson a certificate, dated the Closing, signed by the respective appropriate officers of PEC and PODC, certifying to the effect that to the best of the knowledge and belief of each of them, the conditions set forth in Section 7.1 and Section 7.2(a) have been satisfied in full.

                 (c) Opinion of Baker & Hostetler LLP. Robertson shall have received an opinion from Baker & Hostetler LLP, counsel to PEC and PODC, dated the date of Closing, substantially to the effect set forth in the following subparagraphs, provided that subparagraphs (iii), (vii) and (viii) and the reference in subparagraph (iv) to the Registration Rights Agreement will not be included in such opinion if PEC Shares are not issued as a part of the Merger Consideration:

                          (i) The incorporation, existence and good standing of PEC and PODC are as stated in this Agreement; the authorized shares of PEC and PODC are as stated in this Agreement; all outstanding shares of PEC Common Stock are duly and validly authorized and issued, fully paid and nonassessable and have not been issued in violation of any preemptive right of any stockholders.

                          (ii) Each of PEC and PODC has full corporate power and authority to execute, deliver and perform this Agreement and this Agreement has been duly authorized, executed and delivered by PEC and PODC, as the case may be, and (assuming due and valid authorization, execution and delivery by Robertson) constitutes the legal, valid and binding agreement of PEC and PODC, enforceable against PEC and PODC in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability relating to or affecting the enforcement of creditors' rights and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

                          (iii) PEC has full corporate power and authority to execute, deliver and perform the Registration Rights Agreement and the Registration Rights Agreement has been duly authorized, executed and delivered by PEC and (assuming due and valid execution and delivery by the Robertson Shareholders of the Registration Rights Agreement) constitutes the legal, valid and binding agreement of PEC enforceable against PEC in accordance with its terms, except with respect to the indemnification provisions thereof, as to which no opinion will be expressed by such counsel, and except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability relating to or affecting the enforcement of creditors' rights and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

                          (iv) The execution and performance by PEC and PODC of this Agreement and by PEC of the Registration Rights Agreement, will not violate the Certificate [Articles] of Incorporation or Bylaws of PEC or PODC, as the case may be, and, to the knowledge of such counsel, will not violate, result in a breach of or constitute a default under any material lease, mortgage, contract, agreement, instrument, law, rule, regulation, judgment, order or decree to which PEC or PODC is a party or by which they or any of their properties or assets may be bound.

                          (v) To the knowledge of such counsel, no consent, approval, authorization or order of any court or governmental agency or body which has not been obtained is required on behalf of PEC and PODC for the consummation of the transactions contemplated by this Agreement.

                          (vi) To the knowledge of such counsel, there are no actions, suits or proceedings, pending or threatened against or affecting PEC or PODC by any Governmental Entity which seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement.

                          (vii) The PEC Shares to be issued pursuant to this Agreement, when so issued, will be duly authorized, validly issued and outstanding, fully paid and nonassessable.

                          (viii) The PEC Shares have been authorized for listing on the Nasdaq National Market subject to official notice of issuance.

In rendering such opinion, counsel for PEC may rely as to matters of fact upon the representations of officers of PEC or PODC contained in any certificate delivered to such counsel and certificates of public officials. Such opinion shall be limited to the General Corporation Law of the State of Delaware and the laws of the United States of America and the State of Texas.

                 (d) Registration Statement on Form S-3. In the event that the PEC Shares are to be issued as a part of the Merger Consideration, PEC shall have filed a Registration Statement on Form S-3 with the SEC relating to the PEC Shares.

                 (e) Registration Rights Agreement. In the event that the PEC Shares are to be issued as a part of the Merger Consideration, PEC shall have executed and delivered the Registration Rights Agreement in the form attached hereto as Exhibit C.

                 (f) Delivery of Merger Consideration. PEC shall have made delivery of the Merger Consideration.

                 SECTION 7.3 Conditions to Obligations of PEC and PODC to Effect the Merger. The obligations of PEC and PODC to effect the Merger shall be subject to the fulfillment at or prior to the Closing of the following additional conditions, provided that PEC may waive any such conditions in its sole discretion:

                 (a) Performance of Obligations; Representations and Warranties. Robertson shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Closing and each of the respective representations and warranties of Robertson contained in this Agreement shall be true and correct on and as of the Closing as if made on and as of such date.

                 (b) Officers' Certificate. Robertson shall have furnished to PEC a certificate, dated the Closing, certifying to the effect that to the best of the knowledge and belief of Robertson, the conditions set forth in Section 7.1 and Section 7.3(a) have been satisfied.

                 (c) Opinion of John L. Roach, Esq, A Professional Corporation. PEC shall have received an opinion of counsel from John L. Roach, Esq, A Professional Corporation counsel to Robertson, dated the Closing, substantially to the effect that:

                          (i) The incorporation, existence, good standing and capitalization of Robertson are as stated in this Agreement; the authorized shares of Robertson Common Stock are as stated in this Agreement; all outstanding shares of Robertson Common Stock are duly and validly authorized and issued, fully paid and non- assessable and have not been issued in violation of any preemptive right of stockholders; and, to the knowledge of such counsel, there is no existing option, warrant, right, call, subscription or other agreement or commitment obligating Robertson to issue or sell, or to purchase or redeem, any shares of its capital stock other than as stated in this Agreement.

                          (ii) Robertson has full corporate power and authority to execute, deliver and perform this Agreement and this Agreement has been duly authorized, executed and delivered by Robertson, and (assuming the due and valid authorization, execution and delivery by PEC and PODC) constitutes the legal, valid and binding agreement of Robertson enforceable against Robertson in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability relating to or affecting the enforcement of creditors' rights and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

                          (iii) The execution and performance by Robertson of this Agreement will not violate the Articles of Incorporation or Bylaws of Robertson and will not violate, result in a breach of, or constitute a default under, any material lease, mortgage, contract, agreement, instrument, law, rule, regulation, judgment, order or decree known to such counsel to which Robertson is a party or to which it or any of its properties or assets may be bound.

                          (iv) The Non-Competition Agreement dated the date of the Closing among PEC, PODC and D.W. Robertson constitutes the legal, valid and binding agreement of D.W. Robertson enforceable against him in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, or other similar laws of general applicability relating to or affecting the enforcement of creditors' rights and by the effect of general principles of equity whether enforceability is considered in a proceeding in equity or at law.

                          (v) To the knowledge of such counsel, no consent, approval, authorization or order of any court or governmental agency or body which has not been obtained is required on behalf of Robertson for consummation of the transactions contemplated by this Agreement.

                          (vi) To the knowledge of such counsel, there are no actions, suits or proceedings, pending or threatened against or affecting Robertson by any Governmental Entity which seeks to restrain, prohibit or invalidate the transactions contemplated by the Agreement.

                 In rendering such opinion, counsel for Robertson may rely as to matters of fact upon the representations of officers of Robertson contained in any certificate delivered to such counsel and certificates of public officials. Such opinion shall be limited to the laws of the United States of America and the State of Texas.

                 (d) Officer and Director Resignation Letters. The Surviving Corporation shall have received a resignation letter dated the Closing Date from each of the directors and officers of Robertson.

                 (e) Investment Representation Letter. In the event PEC Shares are issued as a part of the Merger Consideration, each Robertson shareholder shall have executed and delivered an investment representation letter substantially in the form attached hereto as Exhibit D.

                 (f) Phase I Environmental Report. The conclusions contained in any Phase I Environmental Report obtained by PODC (at its expense) prior to Closing relating to the real property owned by Robertson shall be satisfactory to PEC.

                 (g) Robertson Share Certificates. The Surviving Corporation shall have received all of the Robertson share certificates from the respective shareholders of Robertson duly endorsed to the Surviving Corporation.

                 (h) Non-Competition Agreement. A Non-Competition Agreement in the form attached hereto as Exhibit B shall have been executed and delivered by PEC, PDC, PODC and D.W. Robertson, as the case may be.

                 (i) Tax Opinion of Baker & Hostetler LLP. PEC shall have received the opinion of Baker & Hostetler LLP, counsel to PEC, dated the Effective Time, to the effect that the Merger will be a taxable transaction for federal income tax purposes and, among other matters, the Surviving Corporation will be entitled to a step-up in basis for the assets owned by Robertson immediately prior to the Effective Time.

                 (j)      Each of the Robertson shareholders set forth on
Schedule I attached hereto shall have executed this agreement.

                                  ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

                 SECTION 8.1 Termination. This Agreement may be terminated at any time prior to the date of Closing, whether before or after any approval by the shareholders of Robertson:

                 (a)      by mutual written consent of PEC and Robertson;

                 (b) by PEC if Robertson shall have failed to comply in any material respect with any of its covenants or agreements contained in this Agreement required to be complied with by Robertson prior to the date of such termination, which failure to comply has not been cured within ten business days following receipt by Robertson of notice of such failure to comply;

                 (c) by Robertson if PEC or PDC shall have failed to comply in any material respect with any of its covenants or agreements contained in this Agreement required to be complied with by PEC or PDC prior to the date of such termination, which failure to comply has not been cured within ten business days following receipt by PEC or PDC of notice of such failure to comply.

                 (d) by either PEC or Robertson if (i) the Effective Time has not occurred on or prior to the close of business on March 31, 1998; provided, however, that the right to terminate this Agreement pursuant to this clause shall not be available to any party whose failure to fulfill any obligation of this Agreement has been the cause of, or resulted in, the failure of the Merger to have occurred on or prior to the aforesaid date, or (ii) any court of competent jurisdiction or any governmental, administrative or regulatory authority, agency or body shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

                 (e) by either PEC or Robertson if there has been (i) a material breach by the other of any representation or warranty that is not qualified as to materiality or (ii) a breach by the other of any representation or warranty that is qualified as to materiality, in each case which breach has not been cured within five business days following receipt by the breaching party of notice of the breach.

                 SECTION 8.2 Effect of Termination. In the event of termination of this Agreement by either PEC or Robertson, as provided in
Section 8.1, this Agreement shall forthwith become void and there shall be no liability hereunder on the part of Robertson, PEC or PODC or their respective officers or directors; provided, however, that nothing contained in this
Section 8.2 shall relieve any party hereto from any liability for any breach of this Agreement.

                 SECTION 8.3 Amendment. This Agreement may be amended by the parties hereto only by an instrument in writing signed on behalf of each of the parties hereto.

                 SECTION 8.4 Waiver. At any time prior to the date of Closing, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein which may legally be waived. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.


                                   ARTICLE IX

                             POST CLOSING COVENANTS

                 SECTION 9.1 Access to Information. The Surviving Corporation agrees that it will (i) maintain the pre-closing business and financial records of Robertson in the offices of PEC in Snyder, Texas for a period of up to six years following the Closing Date, and (ii) provide the Robertson shareholders and their respective financial and tax advisors access to such records during PEC's normal business hours on three days' prior written notice to PEC, as set forth in Article X hereof.


                                   ARTICLE X

                               GENERAL PROVISIONS

                 SECTION 10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by overnight courier or telecopied (with a confirmatory copy sent by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                 (a)      if to PEC or PODC, to:

                                  Patterson Energy, Inc.
                                  4510 Lamesa Highway
                                  P.O. Drawer 1416
                                  Snyder, Texas   79550
                                  Attention:       A. Glenn Patterson
                                                   President and Chief
                                                   Operating Officer
                          with copies to:

                                  Thomas H. Maxfield, Esq.
                                  Baker & Hostetler LLP
                                  303 East 17th Avenue, Suite 1100
                                  Denver, Colorado   80203-1264

                 (b)      if to Robertson, to:

                                  Robertson Onshore Drilling Company
                                  7557 Rambler Road
                                  Suite 918, LB72
                                  Dallas, Texas  75231
                                  Attention:       R.M. Brackbill
                                                   Chairman of the Board

                          with copies to:

                                  John L. Roach, Esq.
                                  John L. Roach, Inc.
                                  A Professional Corporation
                                  4150 Lincoln Plaza
                                  500 North Akard
                                  Dallas, Texas  75201

                 (c)      if to the Indemnifying Shareholders, to:

                          (i)     If before March 31, 1998, to:

                                  R.M. Brackbill, as Representative
                                    of the Indemnifying Shareholders
                                  9148 Clear Lake Drive
                                  Dallas, Texas  75225

                          (ii)    If after March 31, 1998; to:

                                  R.M. Brackbill, as Representative
                                    of the Indemnifying Shareholders
                                  11 Sarah Nash Lane
                                  Dallas, Texas  75225
                          with copies to:

                                  John L. Roach, Esq.
                                  John L. Roach, Inc.
                                  A Professional Corporation
                                  4150 Lincoln Plaza
                                  500 North Akard
                                  Dallas, Texas  75201


                 SECTION 10.2 Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated, and the words "hereof," "herein" and "hereunder" and similar terms refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

                 SECTION 10.3 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

                 SECTION 10.4 Entire Agreement; No Third-Party Beneficiaries. This Agreement, including the documents and instruments referred to herein, (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties any rights or remedies hereunder; provided, however, that legal counsel for the parties hereto may rely upon the representations and warranties contained herein and in the certificates delivered pursuant to Sections 7.2(b) and 7.3(b).

                 SECTION 10.5 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

                 SECTION 10.6 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

                 SECTION 10.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions be consummated as originally contemplated to the fullest extent possible.

                 SECTION 10.8 Enforcement of This Agreement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

                 SECTION 10.9 Jurisdiction and Venue. Each party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Western District of Texas or any court of the State of Delaware in any action, suit or proceeding arising from or in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein).

                 IN WITNESS WHEREOF, PEC, PODC and Robertson have executed this Agreement as of the date first written above.

                                        PEC:

                                        PATTERSON ENERGY, INC.


                                        By:
                                           -------------------------------------
                                           Cloyce A. Talbott
Attest:                                    Chairman and Chief Executive Officer


-------------------------
James C. Brown, Secretary
                                        PATTERSON DRILLING COMPANY


                                        By:
                                           -------------------------------------
Attest:                                    A. Glenn Patterson
                                           President and Chief Operating Officer

-------------------------
James C. Brown, Secretary
                                        ROBERTSON:

                                        ROBERTSON ONSHORE DRILLING COMPANY


                                        By:
                                           -------------------------------------
Attest:                                    R.M. Brackbill
                                           Chairman of the Board

-------------------------
Edward J. Hutlas, Secretary

         TO INDUCE PATTERSON ENERGY, INC. AND PATTERSON ONSHORE DRILLING COMPANY TO ENTER INTO THIS AGREEMENT AND PLAN OF MERGER AND FOR OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND SUFFICIENCY OF WHICH ARE HEREBY ACKNOWLEDGED, EACH OF THE UNDERSIGNED, BEING A SHAREHOLDER OF ROBERTSON ONSHORE DRILLING COMPANY, HEREBY ACCEPTS AND AGREES TO BE BOUND BY THE PROVISIONS OF SECTIONS 6.4, 6.5 AND 6.13 OF THE AGREEMENT.

------------------------------                    ------------------------------
H. Keith Arnold                                   Elizabeth Bakwin


------------------------------                    ------------------------------
E.M. Bakwin                                       Michael Bakwin


------------------------------                    ------------------------------
Louis A. Beecherl, Jr.                            Bobbie Sue Brackbill


------------------------------                    ------------------------------
R.M. Brackbill                                    R. Marshall Brackbill, Jr.


------------------------------                    ------------------------------
Benjamin A. Brooks, Jr.                           Donald Chase


------------------------------                    ------------------------------
Kathie Sue Goode                                  Janie L. Goodman


------------------------------                    WARREN STEVEN HASTINGS
Mary Louise Hargis                                REVOCABLE TRUST

                                                  By:
------------------------------                       ---------------------------
Heather C. Henry                                     Patty S. Hastings, Trustee


------------------------------                    ------------------------------
James Michael Holcomb                             Patrick Henry


------------------------------                    ------------------------------
Randy J. Hutlas                                   Edward J. Hutlas


------------------------------                    ------------------------------
D.W. Robertson                                    Scott and Alice Ann Hutlas


SHANKS INTER VIVOS                                ------------------------------
SETTLEMENT TRUST                                  Jason B. Selch

By:
   ---------------------------                    ------------------------------
   Alan J. Hunken, Trustee                        Mickey Wiggins

                                   SCHEDULE I


                                  SHAREHOLDERS
                                       OF
                       ROBERTSON ONSHORE DRILLING COMPANY


                                       SOCIAL
     SHAREHOLDER                      SECURITY      SHARES     PERCENT     ADDRESS
                                       NUMBER
1    H. Keith Arnold                ###-##-####         500    0.2972%     3312 Madeleine, McKinney, Texas   75070
2    Elizabeth Bakwin               ###-##-####       1,245    0.7399%     4733 N. Paulina Street, #3, Chicago, Illinois
                                                                           60640-4445
3    E.M. Bakwin                    ###-##-####      31,743    18.8650%    801 W. Madison Street, Chicago, Illinois   60607
4    Michael Bakwin                 ###-##-####      13,074    7.7699%     335 Croton Dam Road, Ossining, New York   10562
5    Louis A. Beecherl, Jr.         ###-##-####      16,188    9.6206%     2911 Turtle Creek Boulevard, Suite 900, Dallas,
                                                                           Texas  75219
6    Bobbie Sue Brackbill           ###-##-####         500    0.2972%     9148 Clear Lake Drive, Dallas, Texas 75225
7    R.M. Brackbill                 ###-##-####      15,734    9.3508%     9148 Clear Lake Drive, Dallas, Texas  75225
8    R. Marshall Brackbill, Jr.     ###-##-####         500    0.2972%     3428 Granada Avenue, Dallas, Texas  75205
9    Benjamin A. Brooks             ###-##-####         600    0.3566%     9544 Brentgate, Dallas, Texas  75238
10   Donald Chase                   ###-##-####      17,734    10.5394%    2911 Turtle Creek Blvd., Suite 900, Dallas, Texas
                                                                           75219
11   Kathie Sue Goode               ###-##-####         500    0.2972%     9711 Vista View Lane, Austin, Texas  78750
12   Janie L. Goodman               ###-##-####         200    0.1189%     3314 Creekbend, Garland, Texas  75044
13   Mary Louise Hargis             ###-##-####         500    0.2972%     16234 Rainbow Lake Road, Houston, Texas  77095
14   Warren Steven Hastings         ###-##-####       8,094    4.8103%     2111 Woodhaven, Cape Girardeau, MO  63701
     Revocable Trust
15   Heather C. Henry               ###-##-####       8,094    4.8103%     630 Crest Road, Palm Beach, Florida  33480
16   Patrick Henry                  ###-##-####       8,094    4.8103%     450 Royal Palm Way, Suite 400, Palm Beach, Florida
                                                                           33480
17   James Michael Holcomb          ###-##-####         300    0.1783%     12396 County Road 412, Tyler, Texas  75704
18   Edward J. Hutlas               ###-##-####       3,047    1.8108%     3 Kingsgate Court, Dallas, Texas  75225
19   Randy J. Hutlas                ###-##-####         500    0.2972%     3 Kingsgate Court, Dallas, Texas 75225
20   Scott and Alice Ann Hutlas     ###-##-####         500    0.2972%     230 Pennsylvania Shreveport, Louisiana 70105
21   Douglas W. Robertson           ###-##-####      29,250    17.3834%    6043 Meadowcrest, Dallas, Texas  75230
22   Jason B. Selch                 ###-##-####       2,023    1.2023%     2538 N. Burling, Chicago, Illinois  60614
23   Shanks Inter Vivos              36-7073233       8,094    4.8103%     30 N. LaSalle St., Ste. 1400, Chicago, Illinois
     Settlement Trust                                                      60602
24   Mickey Wiggins                 ###-##-####       1,250    0.7429%     1922 Cambridge Street, Bosier City, Louisiana  71112
                                                      -----    ------


     Total                                           168264  100.0000%
                                                     ======  ========

                                   EXHIBIT A


                                VOTING AGREEMENT


                               January ___, 1998


                             Patterson Energy, Inc.
                              4510 Lamesa Highway
                                P.O. Drawer 1416
                             Snyder, Texas   79550

Gentlemen:

                 The undersigned understands that Patterson Energy, Inc. ("PEC") is about to enter into an Agreement and Plan of Merger with Robertson Onshore Drilling Company ("Robertson") (the "Agreement"). The Agreement provides for the merger of Robertson with and into Patterson Onshore Drilling Company ("PODC"), a wholly-owned indirect subsidiary of PEC (the "Merger") and the conversion of outstanding shares of Robertson Common Stock into cash and, at the option of PEC, shares of PEC Common Stock in accordance with the formula therein set forth in the Agreement.

                 In order to induce PEC and PODC to enter into the Agreement, and intending to be legally bound hereby, the undersigned, subject to the conditions hereinafter stated, represents, warrants, and agrees that at the Robertson Shareholders' Meeting contemplated by Section 6.6 of the Agreement (the "Meeting"), and any adjournment thereof, the undersigned will, in person or by proxy, vote or cause to be voted in favor of the Agreement and the Merger the shares of Robertson Common Stock beneficially owned by the undersigned individually or, to the extent of the undersigned's proportionate voting interest, jointly with other persons, as well as, to the extent of the undersigned's proportionate voting interest, any other shares of Robertson Common Stock over which the undersigned may hereafter acquire beneficial ownership in such capacities (collectively, the "Shares"). Subject to the final paragraph of this Agreement, the undersigned further agrees that he will use his reasonable best efforts to cause any other shares of Robertson Common Stock over which he has or shares voting power to be voted in favor of the Agreement and the Merger.

                 The undersigned further represents, warrants, and agrees that beginning upon the authorization and execution of the Agreement by Robertson until the earlier of (i) the consummation of the Merger or (ii) the termination of the Agreement in accordance with its terms, the undersigned will not, directly or indirectly:

                 (a) vote any of the Shares, or cause or permit any of the Shares to be voted, in favor of any other sale of control, merger, consolidation, plan of liquidation, sale of assets, reclassification, or other transaction involving Robertson which would have the effect of assisting or facilitating the acquisition of control by any person other than PEC or an affiliate thereof over Robertson or any substantial portion of its





                                     EX A-1

Patterson Energy, Inc.
__________________________, 1998
Page 2


assets or assisting or facilitating the acquisition of control by any person other than PEC or an affiliate, or Robertson. As used herein, the term "control" means (1) the ability to direct the voting of 10 percent or more of the outstanding voting securities of a person having ordinary voting power in the election of directors or in the election of any other body having similar functions or (2) the ability to direct the management and policies of a person, whether through ownership of securities, through any contract, arrangement, or understanding or otherwise.

                 (b) voluntarily sell or otherwise transfer any of the Shares, or cause or permit any of the Shares to be sold or otherwise transferred (i) pursuant to any tender offer, exchange offer, or similar proposal made by any person other than PEC or an affiliate thereof, (ii) to any person seeking to obtain control (as the term "control" is defined in paragraph
(a), above) of Robertson or any substantial portion of the assets of Robertson or to any other person (other than PEC or an affiliate thereof) under circumstances where such sale or transfer may reasonably be expected to assist a person seeking to obtain such control, (iii) for the purpose of avoiding the obligations of the undersigned under this agreement, or (iv) to any transferee unless such transferee expressly agrees in writing to be bound by the terms of this agreement in all events.

                 It is understood and agreed that the term "Shares" shall not include any securities beneficially owned by the undersigned as a trustee or fiduciary for another (unless such other person is affiliated with the undersigned or is bound by an Agreement with PEC substantially similar to this agreement), and that this agreement is not in any way intended to affect the exercise by the undersigned of the undersigned's fiduciary responsibility in respect of any such securities.

                                        Very truly yours,



                                        ------------------------------

Accepted and Agreed to:

PATTERSON ENERGY, INC.


By:
   -------------------------
Title:
      ----------------------




                                     EX A-2

                                   EXHIBIT B

                            PATTERSON ENERGY, INC.,

                       PATTERSON ONSHORE DRILLING COMPANY
                                      AND
                           PATTERSON DRILLING COMPANY

                           NON-COMPETITION AGREEMENT



                 THIS NON-COMPETITION AGREEMENT is made and entered into this _____ day of January, 1998 (this "Agreement"), between and among PATTERSON ENERGY, INC., a Delaware corporation ("PEC"), PATTERSON ONSHORE DRILLING COMPANY, a Texas corporation ("PODC") wholly-owned indirectly by PEC, PATTERSON DRILLING COMPANY, a Delaware corporation wholly-owned directly by PEC ("PDC"), and DOUGLAS ROBERTSON ("D.W. Robertson"), an individual residing in Dallas, Texas ("D.W. Robertson").

                                   RECITALS:

                 A. Simultaneously with the execution of this Agreement, PEC and PODC have consummated the transactions contemplated by that certain Agreement and Plan of Merger dated January ___, 1998 (the "Merger Agreement"), among PEC, PODC and Robertson Onshore Drilling Company, a Texas corporation ("Robertson"), providing for, among other things, the merger (the "Merger") of Robertson into PODC.

                 B. D.W. Robertson is or was an officer, a director and a shareholder of Robertson.

                 C. The execution and delivery of this Agreement is a condition to the consummation of the Merger contemplated by the Merger Agreement, and the parties are entering into this Agreement in order to fulfill such condition.

                 NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

                 1.       Period of Agreement.

                 The period of this Agreement shall commence on the date hereof and remain in effect until _______________, 2001 ("Non-Compete Period").





                                     EX B-1

                 2.       Covenant Not to Compete.

                 (a) D.W. Robertson covenants and agrees that during the Non-Compete Period, D.W. Robertson shall not, without the prior written consent of PEC, PODC and PDC directly or indirectly, and whether as a principal or as an agent, officer, director, employee, consultant, or otherwise, alone or in association with any other person, carry on, be engaged, concerned, or take part in, render services to, or own, share in the earnings of, or invest in the stock, bonds, or other securities of, any person which is engaged in the oil and gas contract drilling business (the "Competitive Business") within the so-called "Ark-La-Tex region" and the states of Texas and Mississippi; provided, however, that D.W. Robertson may (i) invest in stock, bonds, or other securities of any Competitive Business (but without otherwise participating in the Competitive Business) if: (A) such stock, bonds, or other securities are listed on any national securities exchange or are registered under Section 12(g) of the Securities Exchange Act of 1934, as amended; (B) the investment does not exceed, in the case of any class of capital stock of any one issuer, two percent (2%) of the issued and outstanding shares, or, in the case of bonds or other securities of any one issuer, two percent (2%) of the aggregate principal amount thereof issued and outstanding; and (C) such investment would not prevent, directly or indirectly, the transaction of business by PEC, PODC, PDC or any affiliate of PEC, PODC or PDC with any state, district, territory, or possession of the United States or any governmental subdivision, agency, or instrumentality thereof by virtue of any statute, law, regulation or administrative practice. The period of time during which D.W. Robertson is prohibited from engaging in certain activities by this Section shall be extended by the length of time during which D.W. Robertson is in breach of the terms of this section.

                 (b) It is understood by and between the parties hereto that the foregoing covenant by D.W. Robertson not to enter into competition with PEC, PODC or PDC as set forth in Section 2(a) hereof is an essential element of this Agreement and the Merger Agreement and that, but for the agreement of D.W. Robertson to comply with such covenant, neither PEC, PODC nor PDC would have agreed to enter into this Agreement or the Merger Agreement. PEC, PODC and PDC on the one hand and D.W. Robertson on the other hand have independently consulted with their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenant, with specific regard to the nature of the business conducted by PEC, PODC, PDC and their respective affiliates. D.W. Robertson agrees that such covenant is reasonable in scope, geographic area, and duration, and that compliance with such covenant would not impose economic or professional hardship on D.W. Robertson.

                 3.       Restrictions on Soliciting Business of PEC, PODC and
PDC.

                 D.W. Robertson further covenants and agrees that during the Non-Compete Period, D.W. Robertson will not, either for himself or for any other person or entity, directly or indirectly, engage in any of the following activities in a Competitive Business without the express prior written consent of PEC, PODC and PDC:

                 (a) Solicit or hire any of the employees of PEC, PODC or PDC or solicit or take away any of PEC's, PODC's or PDC's customers, lessors, or suppliers or attempt any of the foregoing:





                                     EX B-2

                 (b) Acquire or attempt to acquire rights providing any product or service in a Competitive Business within the territory described in
Section 2 hereof; or

                 (c) Engage in any act which would interfere with or harm any business relationship PEC, PODC or PDC has with any customer, lessor, employee, principal or supplier.

                 4.       Specific Performance.

                 Without intending to limit the remedies available to PEC, PODC or PDC, D.W. Robertson acknowledges that PEC, PODC or PDC will have no adequate remedies at law if D.W. Robertson violates the terms of Section 2 or 3, hereof. In such event, D.W. Robertson agrees that PEC, PODC or PDC shall have the right, in addition to any other rights it may have, to obtain in any court of competent jurisdiction specific performance of such Sections of this Agreement or injunctive relief to restrain any breach or threatened breach thereof. Nothing herein shall be construed as prohibiting PEC, PODC or PDC from pursuing any other remedies available to PEC, PODC or PDC (whether at law or in equity) for such breach or threatened breach, including, without limitation, the recovery of monetary damages from D.W. Robertson.

                 The provisions of this Section 4 shall survive the expiration, termination or cancellation of this Agreement.

                 5.       Attorneys Fees and Costs.

                 If an action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys fees, costs and necessary expenses in addition to any other relief to which that party may be entitled. This provision is applicable to this entire Agreement.

                 6. Representations and Warranties of PEC, PODC, PDC and D.W. Robertson.

                 (a) Representations and Warranties of PEC, PODC and PDC. PEC, PODC and PDC hereby jointly and severally represent and warrant to D.W. Robertson that: (i) they have all requisite power to enter into and perform their obligations under this Agreement; (ii) this Agreement has been duly and validly authorized by all necessary corporate action on the part of PEC, PODC and PDC; (iii) the execution of this Agreement by PEC, PODC and PDC and performance of their obligations hereunder do not require the consent or approval of any other party; and (iv) this Agreement is a valid and binding obligation of PEC, PODC and PDC.

                 (b) Representations and Warranties of D.W. Robertson. D.W. Robertson hereby represents and warrants to PEC, PODC and PDC that: (i) D.W. Robertson has the capacity and power to enter into and perform obligations of D.W. Robertson under this Agreement; (ii) D.W. Robertson has duly and validly executed this Agreement; (iii) the execution of this Agreement and performance of obligations of D.W. Robertson hereunder do not require the consent or approval of any other party; and (iv) this Agreement constitutes a valid and binding obligation of D.W. Robertson.





                                     EX B-3

                 7.       General Provisions.

                 (a) Compliance with Laws. The parties agree that they will comply with all applicable laws and regulations of government bodies or agencies in their respective performance of their obligations under this Agreement.

                 (b) Governing Law and Construction. This Agreement will be governed by and construed in accordance with the laws of the State of Texas without reference to its conflict-of-laws principles. This Agreement's final form resulted from review and negotiations among the parties and their attorneys, and no part of this Agreement should be construed against any party on the basis of authorship.

                 (c) Forum for Dispute Resolution. If any dispute arises among the parties concerning the interpretation or performance of any portion of this Agreement which the parties are unable to resolve themselves, and any party brings an action against any other party seeking a declaratory order, specific performance, damages, or any other legal or equitable relief based on this Agreement, the parties agree that the forum for any such action shall be an appropriate federal or state court in Texas having jurisdiction, agree that venue will be proper in such courts, and waive any objections based on inconvenience of the forum, and further agree that the prevailing party in any such action, as determined by the court, shall be awarded its reasonable attorneys' fees and costs in addition to any relief or judgment the court awards.

                 (d) Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the parties with respect to the subject matter contained herein and supersedes any previous oral or written communications, representations, understandings or agreements with respect thereto. The terms of this Agreement may be modified only in a writing, signed by authorized representatives of both parties.

                 (e) Assignability. This Agreement will be binding upon the parties' respective successors and permitted assigns. Neither party may assign this Agreement and/or any of its rights and/or obligations hereunder without the prior written consent of the other party, and any such attempted assignment will be void; provided, however, that PEC, PODC or PDC may assign this Agreement to a subsidiary or affiliate without the prior written consent of D.W. Robertson.

                 (f) Waiver. A waiver of a breach or default under this Agreement will not constitute a waiver of any other breach or default. Failure or delay by either party to enforce compliance with any term or condition of this Agreement will not constitute a waiver of such term or condition.

                 (g) Severability. If any provision of this Agreement is declared to be invalid, the parties agree that such invalidity will not affect the validity of the remaining provisions of this Agreement, and further agree, to the extent possible, to substitute for the invalid provision a valid provision that approximates the intent and economic effect of the invalid provision as closely as possible.

                 (h) Headings. The titles of the Sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.





                                     EX B-4

                 (i) Notice. Any notice, request, consent, demand or other communication required to be given under this Agreement will be in writing and will be given personally, by facsimile or by mailing the same, first-class, postage prepaid to the appropriate address and facsimile number set forth below or to such other person or at such other address as may hereafter be designated by like notice. Notices by mail will be considered delivered and become effective three days after the mailing thereof. All notices by facsimile will be considered delivered and become effective immediately upon the confirmed (by answer back or other tangible printed verification or successful receipt) sending thereof.

                                    To PEC:

                             Patterson Energy, Inc.
                              4510 Lamesa Highway
                                P.O. Drawer 1410
                             Snyder, Texas   79550
                           Facsimile:  (915) 573-0281
                          Attention:Cloyce A. Talbott
                      Chairman and Chief Executive Officer

                                    To PODC:

                       Patterson Onshore Drilling Company
                              4510 Lamesa Highway
                                P.O. Drawer 1410
                             Snyder, Texas   79550
                           Facsimile:  (915) 573-0281
                          Attention:A. Glenn Patterson
                     President and Chief Operating Officer

                                    To PDC:

                           Patterson Drilling Company
                              4510 Lamesa Highway
                                P.O. Drawer 1410
                             Snyder, Texas   79550
                           Facsimile:  (915) 573-0281
                          Attention:A. Glenn Patterson
                     President and Chief Operating Officer

                               To D.W. Robertson:

                                 D.W. Robertson
                                6043 Meadowcrest
                              Dallas, Texas 75230





                                     EX B-5

                 (j) Counterparts. This Agreement may be executed in counterparts and by the parties hereto in separate counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

                 IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective representatives as of the day and year first above written.

                                     "PEC"

                             PATTERSON ENERGY, INC.


                                      By:
                               Cloyce A. Talbott
                      Chairman and Chief Executive Officer

                                     "PODC"

                       PATTERSON ONSHORE DRILLING COMPANY


                                      By:
                               A. Glenn Patterson
                     President and Chief Operating Officer

                    [Signatures continued on following page]





                                     EX B-6

                                     "PDC"

                           PATTERSON DRILLING COMPANY


                                      By:
                               A. Glenn Patterson
                     President and Chief Operating Officer

                                "D.W. ROBERTSON"



                                 D.W. ROBERTSON





                                     EX B-7

                                   EXHIBIT C


                         REGISTRATION RIGHTS AGREEMENT


                 This Registration Rights Agreement ("Agreement") is made and
entered into this       day of January, 1998, by and among PATTERSON ENERGY,
INC., a Delaware corporation ("PEC"), and each of the persons set forth on the signature pages to this Agreement (pages ___ and ___) (collectively, the "Robertson Shareholders").

                 A. Pursuant to that certain Agreement and Plan of Merger dated of even date herewith ("Merger Agreement"), by and among PEC, Patterson Onshore Drilling Company, a wholly-owned indirect subsidiary of PEC ("PODC"), and Robertson Onshore Drilling Company ("Robertson"), PEC has agreed to issue ____________ shares ("Restricted Shares") of PEC's Common Stock, $0.01 par value (the "Common Stock"), as partial consideration for the merger of Robertson with and into PODC.

                 B. This Agreement is being entered into in connection with and as a condition to the parties closing the transactions contemplated under the Merger Agreement.

                 NOW, THEREFORE, the parties hereto agree as follows:

                 1. Certain Definitions. As used in this Agreement the following terms shall have the following respective meanings:

                 "Commission" shall mean the United States Securities and Exchange Commission and any successor federal agency having similar powers.

                 "Holder" shall mean, with respect to the Restricted Shares, each of the Robertson Shareholders and his respective successors and assigns.

                 "Person" shall mean an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

                 The terms "register," "registered," and "registration" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.

                 "Registration Expenses" shall mean all expenses incident to PEC's performance of or compliance with this Agreement, including without limitation all registration and filing fees, fees and expenses of compliance with securities or blue sky laws and all reasonable printing expenses, messenger and delivery expenses, and fees and disbursements of counsel for PEC and all independent certified public accountants, underwriters (excluding discounts and commissions) and any other Person retained by PEC (all such expenses being herein called "Registration Expenses"), will be borne as provided in this Agreement, except that PEC will, in any event, pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit





                                     EX C-1
or quarterly review, the expense of any liability insurance and the expenses and fees for listing the securities to be registered on each securities exchange on which similar securities issued by PEC are then listed or on the NASD automated quotation system.

                 "Restricted Shares" shall include Common Stock issued or issuable with respect to the Restricted Shares by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. As to any particular Restricted Shares, such shares will cease to be Restricted Shares when they have been distributed to the public pursuant to an offering registered under the Securities Act or sold to the public through a broker, dealer or market maker in compliance with Rule 144 under the Securities Act (or any similar rule then in force).

                 "Securities Act" shall mean the Securities Act of 1933, or any successor thereto, as the same shall be amended from time to time.

                 2. Restrictions on Transfer. The Restricted Shares were acquired by each of the Robertson Shareholders from PEC for investment for his own account and not as a nominee or agent and not with a present view to the resale or distribution of any part thereof, except in compliance with the Securities Act. Each of the Robertson Shareholders acknowledges that the Restricted Shares are "restricted securities" within the meaning of the Securities Act.

                 3.       Registration Under Securities Act, etc.

                 3.1      Registration.

                 (a) Filing. Contemporaneously with the execution of this Agreement, PEC shall have filed a Registration Statement on Form S-3 (the "Form S-3") with the Commission covering the distribution of the Restricted Shares. PEC agrees to use its best efforts to have the Form S-3 declared effective.

                 (b) Expenses. PEC shall pay all Registration Expenses in connection with the Form S-3.

                 3.2 Registration Procedures. Following the effective date of the Form S-3, PEC will promptly:

                 (a) prepare and file with the Commission such amendments and supplements to the Form S-3 and the prospectus used in connection therewith as may be necessary to keep the Form S-3 effective and to comply with the provisions of the Securities Act with respect to the disposition of the Restricted Shares until the earlier of (i) such time as all of such Restricted Shares have been disposed of in accordance with the intended methods of disposition by the Robertson Shareholders, or (ii) the expiration of twelve
(12) months after such effective date and furnish to D.W. Robertson prior to the filing thereof a copy of any amendment or supplement to the Form S-3 or prospectus and shall not file any such amendment or supplement to which the Robertson Shareholders shall have reasonably objected on the grounds that such amendment or supplement does not comply in all material respects with the requirements of the Securities Act or of the rules or regulations thereunder;





                                     EX C-2

                 (b) furnish to each of the Robertson Shareholders one originally executed Form S-3, with all amendments, supplements and additional documentation; such number of conformed copies of such Form S-3 and of each such amendment and supplement thereto (in each case including all exhibits) as the Robertson Shareholders may reasonably request; such number of copies of the prospectus included in the Form S-3 (including each preliminary prospectus and any summary prospectus) as required by the Securities Act as such Robertson Shareholder may reasonably request; such documents, if any, incorporated by reference in the Form S-3 or prospectus; and such other documents as the Robertson Shareholders may reasonably request;

                 (c) use its best efforts to register or qualify the Restricted Shares and other securities covered by the Form S-3 under such other securities or blue sky laws of such jurisdictions as the Robertson Shareholders shall reasonably request, to keep such registration or qualification in effect for so long as the Form S-3 remains in effect, and do any and all other acts and things which may be necessary or advisable to enable the Robertson Shareholders to consummate the disposition in such jurisdictions of the Restricted Shares covered by the Form S-3, except that PEC shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this subdivision (c) be obligated to be so qualified, or to subject itself to taxation in any such jurisdiction, or to consent to general service of process in any such jurisdiction;

                 (d) immediately notify the Robertson Shareholders at any time when a prospectus relating thereto is required to be delivered under the Securities Act, upon discovery that, or upon the happening of any event as a result of which, the prospectus included in the Form S-3, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, or if it is necessary to amend or supplement such prospectus or Form S-3 to comply with law, and at the request of the respective Robertson Shareholders, prepare and furnish to the Robertson Shareholders a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Restricted Shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statement therein not misleading in light of the circumstances then existing and shall otherwise comply in all material respects with the law and so that such prospectus or Form S-3, as amended or supplemented, will comply with law; and

                 (e) otherwise use its best efforts to comply with all applicable rules and regulations of the Commission, and make available to its securities holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first month of the first fiscal quarter after the effective date of the Form S-3, if such earnings statement is necessary to satisfy the provisions of Section 11(a) of the Securities Act.

                 4.       Indemnification.

                 4.1      Indemnification by PEC.

                 PEC will, and hereby does, indemnify and hold harmless the respective Robertson Shareholders or Holders or any director, trustee, officer, employee or controlling person of such holder





                                     EX C-3
against any losses, claims, damages, liabilities or expenses, joint or several (including, without limitation, the costs and expenses of investigating, preparing for and defending any legal proceeding, including reasonable attorney's fees), to which any such Robertson Shareholder or Holder or any director, trustee, officer, employee or controlling person of such Robertson Shareholder or Holder becomes subject under the Securities Act or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions or proceedings in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which the Restricted Shares were registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained therein, or any amendment or supplement thereto, or any document incorporated by reference therein, or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and PEC will reimburse any such Robertson Shareholder or Holder or any director, trustee, officer, employee or controlling person of any such Robertson Shareholder or Holder for any legal or any other expenses incurred by them in connection with investigating or defending or settling any such loss, claim, liability, action or proceeding, provided that PEC shall not be liable in any case to the extent that any losses, claims, damages, liabilities or expenses or actions or proceedings in respect thereof arise out of or are based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, any such preliminary prospectus, final prospectus, summary prospectus, amendment or supplement in reliance upon and in conformity with written information furnished to PEC through an instrument duly executed by a Robertson Shareholder or Holder specifically stating that it is for use in the preparation thereof. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of any such Robertson Shareholder or Holder or any such director, trustee, officer, employee or controlling person and shall survive the transfer of such securities by such Robertson Shareholders or such Holders.

                 4.2      Notice of Claims, etc.

                 In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to this Section 4, such person (hereinafter called the "indemnified party") shall promptly notify the person against whom such indemnity may be sought (hereinafter called the "indemnifying party") in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any other party the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The indemnifying party shall not be liable for the settlement of any proceeding effected without its written consent, but if settled with such consent or if there is a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment.






                                     EX C-4

                 4.3      Indemnification Unavailable.

                 If the indemnification provided for in this Section 4 is unavailable as a matter of law to an indemnified party in respect of any losses, claims, damages or liabilities referred to therein, then each indemnifying party under any such paragraph, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by such indemnified party on the one hand and the indemnifying parties on the other or (ii) if the allocation provided by clause
(i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of such indemnified party on the one hand and the indemnifying parties on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of such indemnified party and the indemnifying parties shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by such parties and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omissions. The parties agree that it would not be just and equitable if contribution pursuant to this Section 4.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above. The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to above shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating, defending or settling any such action or claim. Notwithstanding the foregoing, the liability of any Robertson Shareholder or Holder under this Section 4.4 shall be limited to the net proceeds received by such Robertson Shareholder or Holder (as the case may be).

                 4.4      No Settlement, etc.

                 No indemnifying party shall, except with the written consent of the indemnified party, consent to entry of any judgment or entry into settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or action.

                 4.5      Indemnity Operative and in Full Force.

                 The indemnity and contribution agreements contained in this
Section 4 shall remain operative and in full force and effect regardless of any termination of this Agreement.

                 5.       Rule 144.

                 5.1 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Restricted Shares to the public without registration, PEC shall use its best efforts to:

                 (a) Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the date of this Agreement;





                                     EX C-5

                 (b) File with the Commission in a timely manner all reports and other documents required of PEC under the Securities Act and the Exchange Act; and

                 (c) So long as any of the Robertson Shareholders or Holders own any Restricted Shares, furnish to him as soon as reasonably practicable after request a written statement by PEC as to its compliance with the reporting requirements of the Exchange Act, a copy of the most recent annual or quarterly report of PEC filed with the Commission, and such other reports filed by PEC with the Commission.

                 5.2 Further Assurances. PEC shall take such action any Robertson Shareholder or Holder may reasonably request from time to time to enable him to sell Restricted Shares without registration under the Securities Act within the limitation of the exemptions provided by (a) Rule 144 under the Securities Act, as such Rule may be amended from time to time, or (b) any similar rule or regulation hereafter adopted by the Commission. Upon written request of any Robertson Shareholder or Holder, PEC will deliver to him a written statement as to whether it has complied with such requirements.

                 6. Amendments and Waivers. This Agreement may be amended, and PEC may take any action herein prohibited or omit to perform any act herein required to be performed by it, only if PEC shall have obtained the written consent to such amendment, action or omissions to act of the Robertson Shareholders or Holders of at least 51% or more of the Restricted Shares.

                 7. Nominees for Beneficial Owners. In the event that any Restricted Shares are held by a nominee for the beneficial owner thereof, the beneficial owner thereof may, at its election, be treated as the holder of such Restricted Shares for purposes of any request or other action by any Robertson Shareholder or any Holder of Restricted Shares pursuant to this Agreement or any determination of any number or percentage of shares of Restricted Shares held by any Robertson Shareholder or Holder of Restricted Shares contemplated by this Agreement. If the beneficial owner of any Restricted Shares so elects, PEC may require assurances reasonably satisfactory to it of such owner's beneficial ownership of such Restricted Shares.

                 8. Notices. Notices and other communications under this Agreement shall be in writing and shall be sent by registered mail, postage prepaid, or courier addressed to:

                 8.1 if the Robertson Shareholders or any Holder, at the address provided to PEC in writing by such Robertson Shareholder or Holder or as shown on stock transfer books of PEC unless such Robertson Shareholder or Holder has advised PEC in writing of a different address as to which notices shall be sent to it under this Agreement, and

                 8.2 if to PEC, at 4510 Lamesa Highway, P.O. Drawer 1416, Snyder, Texas 79550 to the attention of its President or to such other address as PEC shall have furnished to the Robertson Shareholders or Holders.

                 9. Successors and Assigns. PEC acknowledges and agrees that the registration rights granted to the Robertson Shareholders in this Agreement may be transferred and assigned by the respective Robertson Shareholders in connection with any valid sale and assignment of the Restricted Shares. All covenants and agreements in this Agreement by or on behalf of either of the parties hereto will bind and inure





                                     EX C-6
to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not. In addition, whether or not any express assignment has been made, the provisions of this Agreement are for the benefit of the Robertson Shareholders or Holders.

                 10. Miscellaneous. This Agreement embodies the entire agreement and understanding between PEC and the other parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to the subject matter hereof. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Texas. The headings in this Agreement are for the purposes of reference only and shall not limit or otherwise affect the meaning hereof. This Agreement may be executed in counterparts, each of which shall be an original, but both of which together shall constitute one instrument.

                 IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

                                      PEC:

                             PATTERSON ENERGY, INC.


                                      By:
                               Cloyce A. Talbott
                      Chairman and Chief Executive Officer





                                     EX C-7

                            ROBERTSON SHAREHOLDERS:


------------------------------                    ------------------------------
H. Keith Arnold                                   Elizabeth Bakwin


------------------------------                    ------------------------------
E.M. Bakwin                                       Michael Bakwin


------------------------------                    ------------------------------
Louis A. Beecherl, Jr.                            Bobbie Sue Brackbill


------------------------------                    ------------------------------
R.M. Brackbill                                    R. Marshall Brackbill, Jr.


------------------------------                    ------------------------------
Benjamin A. Brooks, Jr.                           Donald Chase


------------------------------                    ------------------------------
Kathie Sue Goode                                  Janie L. Goodman


------------------------------                    WARREN STEVEN HASTINGS
Mary Louise Hargis                                REVOCABLE TRUST

                                                  By:
------------------------------                       ---------------------------
Heather C. Henry                                     Patty S. Hastings, Trustee


------------------------------                    ------------------------------
James Michael Holcomb                             Patrick Henry


------------------------------                    ------------------------------
Randy J. Hutlas                                   Edward J. Hutlas


------------------------------                    ------------------------------
D.W. Robertson                                    Scott and Alice Ann Hutlas


SHANKS INTER VIVOS                                ------------------------------
SETTLEMENT TRUST                                  Jason B. Selch

By:
   ---------------------------                    ------------------------------
   Alan J. Hunken, Trustee                        Mickey Wiggins

                                   EXHIBIT D
                                      FORM
                                       OF
                        INVESTMENT REPRESENTATION LETTER





                                     EX D-1

                               January ___, 1998


Patterson Energy, Inc.
4510 Lamesa Highway
Snyder, Texas  79549


                 This letter is being submitted to Patterson Energy, Inc. ("PEC") in connection with and as a condition to closing by PEC and Patterson Onshore Drilling Company ("PODC") of the merger (the "Merger") contemplated by the Agreement of Plan and Merger (the "Merger Agreement") among PEC, PODC and Robertson Onshore Drilling Company ("Robertson"). Capitalized terms not defined herein shall have the meaning given them in the Merger Agreement.

                 1.       Representations and Warranties.

                 The undersigned hereby represents and warrants to PEC that the following statements are true:

                 a. The undersigned has been furnished a copy of the Memorandum, dated January __, 1998 (the "Memorandum"), containing a copy of PEC's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, and all other reports filed by PEC with the Securities and Exchange Commission since January 1, 1997 (collectively, the "Reports"), and has carefully reviewed the Memorandum and the Reports, including, but not limited to, (i) the statements in the Memorandum relating to the lack of free transferability of the PEC Shares to be issued by PEC as partial consideration for the Merger, and
(ii) the section entitled "Disclosure Concerning Forward-Looking Statements," setting forth certain Cautionary Statements or risk factors relating to PEC and its businesses and operations.

                 b. The undersigned has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in PEC vis-a-vis the PEC Shares to be issued by PEC as partial consideration for the Merger.

                 c. The undersigned has had an opportunity to ask questions of PEC and its management concerning PEC and PODC, the businesses of PEC and PODC and each of its subsidiaries, including Patterson Drilling Company ("PDC"), and the PEC Shares and, if asked, all such questions have been answered to the full satisfaction of the undersigned.





                                     EX D-2

Patterson Energy, Inc.
January ___, 1998
Page 2


                 d. The undersigned understands that PEC has not registered the offer or sale of the PEC Shares under the Securities Act of 1933, as amended (the "Act"), in reliance upon an exemption therefrom under
Section 4(2) of the Act and the provisions of Regulation D promulgated thereunder. The undersigned therefore acknowledges that in no event may it sell or otherwise transfer the PEC Shares without registration under the Act (see paragraph (h) below).

                 e. The undersigned represents that it will acquire the PEC Shares for its own account, with no intention to distribute or offer to distribute the same to others without registration under the Act, and understands that the issuance by PEC of the PEC Shares will be predicated upon the undersigned's lack of such intention.

                 f. The undersigned understands that neither the Securities and Exchange Commission nor the securities commissioner of any state has received or reviewed any documents relative to an investment in PEC, or has made any finding or determination relating to the fairness of an investment in PEC.

                 g. The undersigned acknowledges that stop transfer instructions will be placed with PEC's transfer agent to restrict the resale, pledge, hypothecation or other transfer of the PEC Shares.

                 h. The undersigned acknowledges that, except as provided in the Merger Agreement and the Registration Rights Agreement attached as Exhibit C to the Merger Agreement, PEC is under no obligation to register the PEC Shares for sale under the Act or to assist the undersigned in complying with any exemption from registration under the Act, or any state securities laws.

                 i. The undersigned understands and acknowledges that the foregoing representations and warranties will be relied upon by PEC in connection with the issuance of the PEC Shares.

                 2.       Indemnification.

                 The undersigned agrees to indemnify and hold harmless PEC and its subsidiaries, or any of them, the officers, directors and affiliates of either of them and each other person, if any, who controls either of them, within the meaning of Section 15 of the Act, against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all expenses reasonably incurred in investigating, preparing or defending against any litigation commenced or threatened or any claim whatsoever) arising out of or based upon any false representation or warranty or failure by the undersigned to comply with any covenant or agreement made by the undersigned herein.

                 3. Survival. All representations, warranties and covenants contained in this letter shall survive the closing of the Merger.

                                        Very truly yours,




                                        By:
                                           -------------------------------------


                                    EX D-3